Exhibit 10.1

Execution Version

NOTE PURCHASE AGREEMENT

Dated as of November 9, 2015

among

LSB INDUSTRIES, INC.,

as Issuer

THE GUARANTORS PARTY HERETO

and

LSB FUNDING LLC,

as Purchaser

12.0% Senior Secured Notes Due 2019

i

ii

Exhibit A – Form of Note
Exhibit B – Form of Commitment Letter

Schedules:

Schedule 3.04	List of Subsidiaries
Schedule 3.07(a)	List of Mortgaged Properties
Schedule 3.07(d)	List of Control Agreements
Schedule 4.13	El Dorado Capital Expenditures

iii

This NOTE PURCHASE AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) is entered into as of November 9, 2015 (the “Closing Date”), among LSB Industries, Inc., a Delaware corporation (the “Company”), as issuer, the Guarantors (as defined herein) and LSB Funding LLC (together with its successors and assigns, the “Purchaser”).

PRELIMINARY STATEMENTS

The Company has entered into (a) that certain Indenture dated as of August 7, 2013 (as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof, the “Indenture”), by and among Company, the Guarantors, and UMB Bank, n.a., a national banking association as trustee (together with its successor and assigns in such capacity, the “Trustee”) and as collateral agent (together with its successor and assigns in such capacity, the “Notes Collateral Agent”), pursuant to which the Company has issued $425 million of senior secured notes due 2019 (the “Indenture Notes”), which Indenture Notes are guaranteed by the Guarantors and are secured by the “Security Documents” (as defined in the Indenture).

The Purchaser has indicated its willingness to purchase the Notes (as defined herein) on terms substantially the same (other than the interest rate applicable thereto) as the Indenture Notes, provided that the Notes qualify as “Other Pari Passu Lien Obligations” (as defined in the Indenture).

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE 1

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01 Definitions.

“ABL Priority Collateral” means “ABL Priority Collateral” as defined in the Intercreditor Agreement.

“Acquired Indebtedness” means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of the Company or at the time it merges or consolidates with or into the Company or any of its Subsidiaries or assumed in connection with the acquisition of assets from such Person and in each case not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of the Company or such acquisition, merger or consolidation.

“Adjusted Treasury Rate” means, with respect to any redemption date, (i) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities”, for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after August 1, 2016, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (ii) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date, in each case calculated on the third business day immediately preceding the redemption date, plus 0.5%.

“Adjusted VWAP” means the volume-weighted average rounded to three decimal places of the stated yield of the trades of the Indenture Notes for each Trading Day, as reported by TRACE using the Bloomberg Trade Recap (<QR>) function (or its equivalent successor if such page is not available); provided that for purposes of calculating volume, each trade greater than $1 million shall equal $1 million.

“Affiliate” means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative of the foregoing.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Company or its Subsidiaries from time to time concerning or relating to bribery or corruption (including FCPA and the Bribery Act 2010 of the United Kingdom).

“Applicable Premium” means with respect to a Note at any redemption date, the greater of (1) 1.00% of the principal amount of such Note and (2) the excess of (if any) (A) the present value at such redemption date of (i) the redemption price of such Note on August 1, 2016 (such redemption price being described in the first paragraph of Section 2.04 exclusive of any accrued interest) plus (ii) all required remaining scheduled interest payments due on such Note through August 1, 2016 (but excluding accrued and unpaid interest to the redemption date), computed using a discount rate equal to the Adjusted Treasury Rate, over (B) the principal amount of such Note on such redemption date.

“Applicable Purchaser Office” means for the Purchaser’s office, branch or affiliate designated to hold its Note and receive payments, as notified to the Company or as otherwise specified in the assignment pursuant to which the Purchaser became a party hereto, any of which offices may, subject to Section 2.09(b), be changed by the Purchaser upon ten (10) days’ prior written notice to the Company; provided, that, for the purposes of the definition of “Excluded Taxes” and Section 2.09, any such change shall be deemed an assignment.

“Asset Acquisition” means (1) an Investment by the Company or any Restricted Subsidiary of the Company in any other Person pursuant to which such Person shall become a Restricted Subsidiary of the Company or any Restricted Subsidiary of the Company, or shall be merged with or into the Company or any Restricted Subsidiary of the Company, or (2) the acquisition by the Company or any Restricted Subsidiary of the Company of the assets of any Person (other than a Restricted Subsidiary of the Company) which constitute all or substantially all of the assets of such Person or comprises any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

“Asset Sale” means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by the Company or any of its Restricted Subsidiaries to any Person other than the Company or a Restricted Subsidiary of the Company of:

(1) any Capital Stock of any Restricted Subsidiary of the Company (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary);

(2) all or substantially all the assets of any division or line of business of the Company or any Restricted Subsidiary; or

(3) any other property or assets of the Company or any Restricted Subsidiary of the Company other than in the ordinary course of business provided, however, that asset sales or other dispositions shall not include (a) a transaction or series of related transactions for which the Company or its Restricted Subsidiaries receive aggregate consideration of less than $2,500,000, (b) the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of the Company as permitted under Section 5.01, (c) any Restricted Payment permitted by Section 4.04, (d) the sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof, (e) disposals or replacements of obsolete or worn out equipment, (f) a disposition of cash or Cash Equivalents, and (g) the creation of a Lien (but not the sale or other disposition of the property subject to such Lien).

“Attributable Debt” in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the Indenture Notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended); provided, however, that if such Sale/Leaseback Transaction results in a Capitalized Lease Obligation, the amount of Indebtedness represented thereby shall be determined in accordance with the definition of “Capitalized Lease Obligation”.

“Audited Financial Statements” means the audited consolidated balance sheet of the Company and its Subsidiaries as of the fiscal year December 31, 2014 and related consolidated statements of income and cash flows of the Company and its Subsidiaries for the fiscal year ended December 31, 2014.

“Bank Collateral Agent” means Wells Fargo Foothill, Inc. and any successor under the Credit Agreement, or if there is no Credit Agreement, the “Bank Collateral Agent” designated pursuant to the terms of the Lenders Debt.

“Board of Directors” means, as to any Person, the board of directors (or similar governing body) of such Person or any duly authorized committee thereof.

“Board Resolution” means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Purchaser.

“business day” means each day which is not a Legal Holiday.

“Capital Stock” means:

(1) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person, and all options, warrants or other rights to purchase or acquire any of the foregoing; and

(2) with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person, and all options, warrants or other rights to purchase or acquire any of the foregoing.

“Capitalized Lease Obligation” means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

“Cash Equivalents” means:

(1) marketable direct obligations issued by, or unconditionally guaranteed by, the U.S. Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof;

(2) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s Ratings Group (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”);

(3) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s;

(4) certificates of deposit or bankers’ acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any State thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $250,000,000;

(5) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (1) above entered into with any bank meeting the qualifications specified in clause (4) above; and

(6) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (1) through (5) above.

“Change of Control” means the occurrence of one or more of the following events:

(1) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a “Group”), together with any Affiliates thereof (whether or not otherwise in compliance with the provisions of this Agreement);

(2) the approval by the holders of Capital Stock of the Company of any plan or proposal for the liquidation or dissolution of the Company (whether or not otherwise in compliance with the provisions of this Agreement);

(3) any Person or Group shall become the owner, directly or indirectly, beneficially or of record, of shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Company;

(4) any merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company other than a transaction following which holders of securities that represented 100% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Company immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the voting power of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the surviving Person in such merger or consolidation transaction immediately after such transaction and in substantially the same proportion as before the transaction; or

(5) the replacement of a majority of the Board of Directors of the Company over a two-year period from the directors who constituted the Board of Directors of the Company at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the Board of Directors of the Company then still in office who either were members of such Board of Directors at the beginning of such period or whose election as a member of such Board of Directors was previously so approved.

“Change in Law” means (a) the adoption or taking effect of any law, treaty, order, policy, rule or regulation after the date of this Agreement, (b) any change in any law, treaty, order, policy, rule or regulation or in the interpretation or application thereof by any governmental authority after the date of this Agreement or (c) compliance by the Purchaser with any guideline, request or directive issued or made after the date hereof by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law). It is understood and agreed that (x) the Dodd–Frank Wall Street Reform and Consumer Protection Act (Pub.L. 111-203, H.R. 4173), all applicable law and regulations in connection therewith, all guidelines and directives in connection therewith and any compliance by the Purchaser with any request or directive relating thereto, and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case, for the purposes of this Agreement, be deemed to be adopted subsequent to the date hereof, other than any such laws, regulations, guidelines or directives with which the Purchaser is required to comply as of the Closing Date.

“Cherokee Facility” means the Company’s facility in Cherokee, Alabama.

“Climate Control Business” means the Company’s climate control business segment.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all the properties and assets subject to the Liens created by the Security Documents.

“Collateral Account” means one or more deposit accounts or securities accounts under the control of the Trustee or the Notes Collateral Agent holding only the proceeds of any sale or disposition of any Notes Priority Collateral.

“Commission” means the Securities and Exchange Commission.

“Commitment Letter” means the commitment letter executed by the Company (or an affiliate thereof acceptable to the Purchaser) and the Purchaser providing a binding commitment of the Company (or such affiliate) to issue the Purchaser Preferred Stock in the form attached hereto as Exhibit B.

“Commodity Agreement” means any commodity swap agreement, commodity cap agreement or commodity collar agreement or other similar agreement or arrangement designed to protect against fluctuations in commodity prices.

“Common Stock” of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person’s common stock, whether outstanding on the Closing Date or issued after the Closing Date, and includes, without limitation, all series and classes of such common stock.

“Company” means the party named as such in this Agreement until a successor replaces it and, thereafter, means each applicable successor.

“Company Documents” means all contracts, indentures, mortgages, deeds of trust, loan or credit agreements, bonds, notes, debentures, evidences of indebtedness, swap agreements, leases or other instruments or agreements to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or to which any of the property or assets of the Company or any of its Subsidiaries is subject.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the Notes from the redemption date to August 1, 2016, that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a maturity most nearly equal to August 1, 2016.

“Comparable Treasury Price” means, with respect to any redemption date, if clause (ii) of the Adjusted Treasury Rate is applicable, the average of three, or such lesser number as is obtained by the Purchaser, Reference Treasury Dealer Quotations for such redemption date.

“Consolidated EBITDA” means, with respect to any Person, for any period, the sum (without duplication) of:

(1) Consolidated Net Income; and

(2) to the extent Consolidated Net Income has been reduced thereby:

(a) all income taxes of such Person and its Restricted Subsidiaries paid or accrued in accordance with GAAP for such period;

(b) Consolidated Interest Expense; and

(c) Consolidated Non-cash Charges less any non-cash items increasing Consolidated Net Income for such period, all as determined on a consolidated basis for such Person and its Restricted Subsidiaries in accordance with GAAP.

Notwithstanding the foregoing, the provision for income taxes of, and the Consolidated Non-cash Charges of, a Restricted Subsidiary shall be added to Consolidated Net Income to compute Consolidated EBITDA only to the extent (and in the same proportion, including by reason of minority interests) that the net income or loss of such Restricted Subsidiary was included in calculating Consolidated Net Income.

“Consolidated Fixed Charge Coverage Ratio” means, with respect to any Person, the ratio of Consolidated EBITDA of such Person during the four full fiscal quarters (the “Four Quarter Period”) ending prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio for which financial statements are available (the “Transaction Date”) to Consolidated Fixed Charges of such Person for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, “Consolidated EBITDA” and “Consolidated Fixed Charges” shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

(1) the incurrence or repayment of any Indebtedness of such Person or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period; and

(2) any asset sales or other dispositions or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness and also including any Consolidated EBITDA (including any pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Exchange Act) attributable to the assets which are the subject of the Asset Acquisition or asset sale or other disposition during the Four Quarter Period) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such asset sale or other disposition or Asset Acquisition (including the incurrence, assumption or liability for any such Acquired Indebtedness) occurred on the first day of the Four Quarter Period. If such Person or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if such Person or any Restricted Subsidiary of such Person had directly incurred or otherwise assumed such guaranteed Indebtedness.

Furthermore, in calculating “Consolidated Fixed Charges” for purposes of determining the denominator (but not the numerator) of this “Consolidated Fixed Charge Coverage Ratio”:

(1) interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which shall continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date; and

(2) notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

“Consolidated Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of:

(1) Consolidated Interest Expense; plus

(2) the product of (A) the amount of all dividend payments on any series of Preferred Stock of such Person and, to the extent permitted under this Agreement, its Restricted Subsidiaries (other than dividends paid in Qualified Capital Stock and other than dividends paid by a Restricted Subsidiary of such Person to such Person or to a Restricted Subsidiary of such Person) paid, accrued or scheduled to be paid or accrued during such period times (B) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local income tax rate of such Person, expressed as a decimal.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum of, without duplication:

(1) the aggregate of the interest expense of such Person and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including without limitation: (a) any amortization of debt discount and amortization or write-off of deferred financing costs; (b) the net costs under Interest Swap Obligations; (c) all capitalized interest; and (d) the interest portion of any deferred payment obligation;

(2) the interest component of Capitalized Lease Obligations, the interest portion of rent expense associated with Attributable Debt in respect of the relevant lease giving rise thereto, determined as if such lease were a capitalized lease in accordance with GAAP, and the interest component of any deferred payment obligations, in each case paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP;

(3) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing;

(4) net payments pursuant to Interest Swap Obligations; and

(5) interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is Guaranteed by (or secured by a Lien on the assets of) the Company or any Restricted Subsidiary.

“Consolidated Leverage Ratio” means, with respect to any Person, as of any date of determination the ratio of (1) the aggregate amount of Indebtedness of the Company and its Restricted Subsidiaries as of such date of determination to (2) the aggregate amount of Consolidated EBITDA for the Four Quarter Period, in each case with such pro forma adjustments to the aggregate amount of Indebtedness of the Company and its Restricted Subsidiaries and Consolidated EBITDA as are consistent with the pro forma adjustment provisions set forth in the definition of Consolidated Fixed Charge Coverage Ratio.

“Consolidated Net Income” means, with respect to any Person (“referent Person”), for any period, the aggregate net income (or loss) of such Person and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided that there shall be excluded therefrom:

(1) after-tax gains (or losses) from Asset Sales or abandonments or reserves relating thereto;

(2) after-tax items classified as extraordinary or nonrecurring gains (or losses);

(3) the net income (but not loss) of any Restricted Subsidiary (other than any Guarantor) of the referent Person to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted by a contract, operation of law or otherwise, except that:

(a) subject to the exclusion contained in clause (1) above, the Company’s equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income (to the extent not already included therein) up to the aggregate amount of cash actually distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to another Restricted Subsidiary, to the limitation contained in this clause); and

(b) the Company’s equity in a net loss of any such Restricted Subsidiary for such period shall be included (to the extent not already included therein) in determining such Consolidated Net Income;

(4) the net income of any Person, other than a Restricted Subsidiary of the referent Person, except to the extent of cash dividends or distributions paid to the referent Person or to a Restricted Subsidiary of the referent Person by such Person;

(5) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time following the Issue Date;

(6) income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued);

(7) any net after-tax gain (or loss) attributable to the early retirement or conversion of Indebtedness;

(8) any net gain or loss attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments;

(9) the cumulative effect of a change in accounting principles; and

(10) in the case of a successor to the referent Person by consolidation or merger or as a transferee of the referent Person’s assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets.

Notwithstanding the foregoing, for the purpose of Section 4.04 only, there shall be excluded from Consolidated Net Income any repurchases, repayments or redemptions of Investments, proceeds realized on the sale of Investments or return of capital to the Company or a Restricted Subsidiary to the extent such repurchases, repayments, redemptions, proceeds or returns increase the amount of Restricted Payments permitted under such Section pursuant to Section 4.04(a)(iii)(5).

“Consolidated Non-cash Charges” means, with respect to any Person, for any period, the aggregate depreciation, amortization and other non-cash expenses of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges constituting an extraordinary item or loss or any such charge which requires an accrual of or a reserve for cash charges for any future period).

“Consolidated Secured Indebtedness” means, as of any date of determination, an amount equal to the Consolidated Total Indebtedness as of such date that is then secured by Liens on property or assets of the Company or any Restricted Subsidiary plus, the aggregate additional Indebtedness that the Company could incur as of such date pursuant to Section 4.03(b)(ii).

“Consolidated Secured Leverage Ratio” means, with respect to any Person, as of any date of determination the ratio of (1) Consolidated Secured Indebtedness to (2) the aggregate amount of Consolidated EBITDA for the Four Quarter Period, in each case with such pro forma adjustments to Consolidated Secured Indebtedness and Consolidated EBITDA as are consistent with the pro forma adjustment provisions set forth in the definition of Consolidated Fixed Charge Coverage Ratio; provided, however, that for purposes of the calculation of the Consolidated Secured Leverage Ratio, in connection with the incurrence of any Lien pursuant to clause (20) of the definition of “Permitted Liens”, the Company or its Restricted Subsidiaries may elect, pursuant to an Officers’ Certificate delivered to the Purchaser, to treat all or any portion of the commitment under any Indebtedness which is to be secured by such Lien as being incurred at such time and any subsequent incurrence of Indebtedness under such commitment shall not be deemed, for purposes of this calculation, to be an incurrence at such subsequent time.

“Consolidated Total Indebtedness” means, as of any date determination, an amount equal to the aggregate amount of all outstanding Indebtedness of the Company and its Restricted Subsidiaries on a consolidated basis.

“Credit Agreement” means that certain Second Amended and Restated Loan and Security Agreement, dated December 31, 2013, by and among the Company and each of its subsidiaries party thereto, the lenders party thereto and Wells Fargo Capital Finance, LLC, as arranger and administrative agent, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreements have been or may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including one or more credit agreements, loan agreements, indentures or similar agreements extending the maturity of, refinancing, replacing, renewing or otherwise restructuring (including increasing the amount of available borrowings thereunder or adding Restricted Subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or agreements or any successor or replacement agreement or agreements and whether by the same or any other agent, lender or group of lenders.

“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company or any Restricted Subsidiary of the Company against fluctuations in currency values.

“Default” means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

“Default Rate” means, at any time, an annual rate of interest rate equal to the sum of (a) the then applicable interest rate under Section 2.02(a) plus (b) 1.0% per annum.

“Discharge of ABL Obligations” means “Discharge of ABL Obligations” as defined in the Intercreditor Agreement.

“Disclosure Letter” means the Company’s disclosure letter to the Purchaser dated as of the Closing Date.

“Disqualified Capital Stock” means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event (other than an event which would constitute a Change of Control), matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof on or prior to the final maturity date of the Notes; provided, however, that any Capital Stock that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring prior to the first anniversary after the final maturity date of the Notes shall not constitute Disqualified Capital Stock if:

(1) the “asset sale” or “change of control” provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the terms applicable to the Notes under Section 4.06 and Section 4.09; and

(2) any such requirement only becomes operative after compliance with such terms applicable to the Notes, including the purchase of any Notes required to be purchased pursuant thereto.

“Enforceability Exceptions” means, with respect to any obligation, limitations on enforcement of such obligation by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting enforcement of creditors’ rights generally or by general principles of equity.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

“Excluded Assets” means the collective reference to:

(1) any fee-owned real property with a fair market value equal to or less than $10,000,000 (other than any real property that serves as collateral for the Indenture Notes);

(2) all leasehold interests in real property;

(3) motor vehicles, airplanes and other assets subject to certificates of title;

(4) except as expressly provided in the Security Documents, letter of credit rights and commercial tort claims;

(5) any governmental licenses or state or local franchises, charters and authorizations to the extent a security interest is prohibited or restricted thereby;

(6) pledges and security interests prohibited or restricted by applicable law (including any requirement to obtain the consent of any governmental authority or third party);

(7) any lease, license or agreement or any property subject to such agreement to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or create a right of termination in favor of any other party thereto or otherwise require consent thereunder (after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code or other applicable law) (including, for the avoidance of doubt, the collateral securing the Secured Equipment Note), other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code or other applicable law notwithstanding such prohibition;

(8) any assets to the extent a security interest in such assets would reasonably be expected to result in material adverse tax consequences as reasonably determined by the Company;

(9) any intent-to-use trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable federal law;

(10) stock and assets of Unrestricted Subsidiaries;

(11) interests in joint ventures and non-wholly owned subsidiaries which cannot be pledged without the consent of third parties after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code or other applicable law;

(12) Capital Stock representing voting stock in excess of 65% of the outstanding voting stock of any Foreign Subsidiary;

(13) rolling stock;

(14) property and assets of Zena;

(15) with respect to the Notes Priority Collateral, general intangibles (other than those equity interest of each limited liability company, limited partnership or other business entity that is a Restricted Subsidiary);

(16) with respect to the Notes Priority Collateral, intellectual property;

(17) assets where the cost of obtaining a security interest therein exceeds the practical benefit to the relevant Secured Parties afforded thereby; and

(18) the Nitric Acid Supply, Operating and Maintenance Agreement (the “Bayer Agreement”) by and among El Dorado Nitrogen, L.P., El Dorado Chemical Company (as guarantor) and Bayer MaterialScience, LLC, dated effective October 23, 2008, as amended and as may be substituted therefor, and all proceeds thereof.

“Excluded Taxes” means (a) with respect to the Purchaser and any other recipient of any payment to be made by or on account of any Notes Obligation (any of the foregoing, a “Recipient”), taxes (including any additions to tax, penalties and interest) imposed on its net income or net profits (however denominated), franchise taxes, branch profits taxes, or any similar taxes imposed in lieu thereof, by the jurisdiction (or any political subdivision thereof) under the applicable laws of which the Purchaser is resident or deemed to be resident, is organized, maintains an Applicable Purchaser Office, or carries on business or is deemed to carry on business to which such payment relates, or with which such Recipient otherwise has a present or former connection (other than any connection arising from such Recipient solely having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Notes Document, or sold or assigned an interest in any Note or Notes Document), (b) any withholding tax that is imposed by the United States on amounts payable to a Recipient under the law in effect at the time such Recipient becomes a party to this Agreement or designates a new Applicable

Purchaser Office (except to the extent that, pursuant to Section 2.09, amounts with respect to such Taxes were payable to such Recipient immediately before it changed its Applicable Purchaser Office), (c) any Tax attributable to the Purchaser’s failure or inability to comply with Section 2.09(f) and (d) any United States federal withholding tax imposed pursuant to FATCA, provided that clause (b) shall not apply to the extent that the indemnity payments or additional amounts the Purchaser would be entitled to receive (without regard to clause (b)) do not exceed the indemnity payment or additional amounts that the Person making the assignment, participation or transfer to the Purchaser would have been entitled to receive in the absence of such assignment, participation or transfer (it being understood and agreed, for the avoidance of doubt, that any withholding tax imposed on the Purchaser as a result of a Change in Law (other than any Treasury regulation or administrative pronouncement implementing FATCA) occurring after the time the Purchaser became a party to this Agreement (or designates a new Applicable Purchaser Office) shall not be an Excluded Tax under clause (b)).

“fair market value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair market value shall be determined by the Board of Directors of the Company acting reasonably and in good faith and shall be evidenced by a Board Resolution of the Board of Directors of the Company delivered to the Purchaser.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof, any intergovernmental agreements entered into pursuant to the foregoing and any agreements under Section 1471(b) of the Code.

“FCPA” means the Foreign Corrupt Practice Act of 1977, as amended.

“Foreign Subsidiary” means, with respect to any Person, any Subsidiary of such Person that is not organized or existing under the laws of the United States, any State thereof of the District of Columbia, and any Subsidiary of such Subsidiary.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect as of the Closing Date, except with respect to any reports or financial information required to be delivered pursuant to Section 4.02, which shall be prepared in accordance with GAAP as in effect on the date thereof.

“Grantor” means the Company and the Guarantors.

“Guarantee” means a guarantee of the Notes by a Guarantor.

“Guarantee Agreement” means a joinder to this Agreement, in a form reasonably satisfactory to the Purchaser, pursuant to which a Guarantor guarantees the Company’s obligations with respect to the Notes on the terms provided for in this Agreement.

“Guarantor” means (1) the Restricted Subsidiaries of the Company on the Closing Date and (2) each of the Company’s Restricted Subsidiaries that in the future executes a Guarantee Agreement in which such Restricted Subsidiary agrees to be bound by the terms of this Agreement as a Guarantor; provided that any Person constituting a Guarantor as described above shall cease to constitute a Guarantor when its respective Guarantee is released in accordance with the terms of this Agreement.

“Hedging Obligations” means, with respect to any Person, any Interest Swap Obligations and the obligations of such Person under any Commodity Agreement or Currency Agreement.

“Indebtedness” means with respect to any Person, without duplication:

(1) all Obligations of such Person for borrowed money;

(2) all Obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) all Capitalized Lease Obligations of such Person and all Attributable Debt in respect of Sale/Leaseback Transactions entered into by such Person;

(4) all Obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all Obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business that are not overdue by 90 days or more or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted);

(5) all Obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than Obligations described in clauses (1) through (4) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth business day following payment on the letter of credit);

(6) guarantees and other contingent obligations in respect of Indebtedness referred to in clauses (1) through (5) above and clause (8) below;

(7) all Obligations of any other Person of the type referred to in clauses (1) through (6) above which are secured by any Lien on any property or asset of such Person, the amount of such Obligation being deemed to be the lesser of the fair market value of such property or asset or the amount of the Obligation so secured;

(8) all net Hedging Obligations of such Person (the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such obligation that would be payable by such Person at such time); and

(9) all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any.

For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to this Agreement, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Capital Stock.

Notwithstanding the foregoing, in connection with the purchase by the Company or any Restricted Subsidiary of any business, the term “Indebtedness” shall exclude post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 30 days thereafter.

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all obligations as described above; provided, however, that in the case of Indebtedness sold at a discount, the amount of such Indebtedness at any time shall be the accreted value thereof at such time.

“Indenture Documents” means “Notes Documents” as defined in the Indenture.

“Indenture Obligations” means any Indebtedness or other Obligations under the Indenture, the Indenture Notes or the other Indenture Documents.

“Independent Financial Advisor” means an investment banking firm, accounting firm or appraisal firm of national standing:

(1) which does not, and whose directors, officers and employees or Affiliates do not, have a direct or indirect financial interest in the Company; and

(2) which, in the judgment of the Board of Directors of the Company, is otherwise independent and qualified to perform the task for which it is to be engaged.

“Intercreditor Agreement” means the Intercreditor Agreement dated as of the Issue Date, among the Bank Collateral Agent, the Notes Collateral Agent, the Company and each Guarantor, as joined by the Purchaser on the date hereof pursuant to the Intercreditor Joinder, and as the same may be further amended from time to time in accordance with this Agreement.

“Intercreditor Joinder” means a joinder to the Intercreditor Agreement executed by the Company and the Notes Collateral Agent in form and substance reasonably satisfactory to the Purchaser.

“Interest Payment Date” means (a) February 1st and August 1st of each calendar year and (b) the Maturity Date.

“Interest Swap Obligations” means the obligations of any Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

“Investment” means, with respect to any Person, any direct or indirect advance, loan or other extension of credit (including, without limitation, a guarantee) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any other Person. “Investment” shall exclude extensions of trade credit by the Company and its Restricted Subsidiaries on commercially reasonable terms in accordance with normal trade practices of the Company or such Restricted Subsidiary, as the case may be. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Common Stock of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, the Company no longer owns, directly or indirectly, greater than 50% of the outstanding Common Stock of such Restricted Subsidiary, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Common Stock of such Restricted Subsidiary not sold or disposed of. Except as otherwise provided for herein, the amount of an Investment shall be its fair market value at the time the Investment is made and without giving effect to subsequent changes in value.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“Issue Date” means “Issue Date” as defined in the Indenture.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions are not required to be open in the State of New York.

“Lenders Debt” means all Obligations and all amounts owing, due or secured under the terms of the Credit Agreement or any other Credit Agreement security document, whether now existing or arising hereafter, including all principal, premium, interest, fees, attorneys’ fees, costs, charges, expenses or reimbursement obligations, obligations to post cash collateral in respect of letters of credit, certain cash management services or indemnities in respect thereof, any other indemnities or guarantees, and all other amounts payable under or secured by any Credit Agreement security document (including, in each case, all Obligations thereunder, certain cash management services and all amounts accruing on or after the commencement of any insolvency proceeding relating to any Grantor, or that would have accrued or become due under the terms of the Credit Agreement security document but for the effect of the insolvency proceeding and irrespective of whether a claim for all or any portion of such amounts is allowable or allowed in such insolvency proceeding).

“Lien” means any lien (statutory or otherwise), mortgage or deed of trust, charge, pledge, lien, security interest, assignment, easement, hypothecation, claim, preference, priority or other encumbrance upon or with respect to any priority of any kind (including any conditional sale, capital lease or other title retention agreement, any leases in the nature thereof) real or personal, moveable or immovable, now owned or hereafter acquired; provided, however, that in no event shall an operating lease be deemed to constitute a Lien. A Person shall be deemed to own subject to a Lien any property which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capitalized Lease Obligation or other title retention agreement.

“Major Asset Sale” means any of the following asset sales:

(a) a sale of all or substantially all of the assets comprising the Cherokee Facility;

(b) a sale of all or substantially all of the assets comprising the Pryor Facility; and

(c) a sale of all or substantially all of the assets comprising the Climate Control Business.

“Material Adverse Effect” means a material adverse effect on (a) the condition (financial or other), results of operations, business, properties, management or prospects of the Company and its Subsidiaries taken as a whole, whether or not arising in the ordinary course of business, (b) the ability of the Company and the Guarantors to perform their respective material obligations under this Agreement and the other Notes Documents or (c) the material rights of or benefits available to the Purchaser under this Agreement and the other Notes Documents.

“Maturity Date” means August 1, 2019.

“Mortgages” means, with respect to fee-owned real property listed on Schedule 3.07(a) hereto, mortgages, deeds of trust or deeds or similar instruments granted in favor of the Purchaser to secure the Notes Obligations in form and substance reasonably satisfactory to the Purchaser, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with this Agreement.

“Net Cash Proceeds” means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (other than the portion of any such deferred payment constituting interest) received by the Company or any of its Restricted Subsidiaries from such Asset Sale net of:

(1) reasonable out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions);

(2) taxes paid or payable after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements;

(3) repayment of Indebtedness that is secured by the property or assets that are the subject of such Asset Sale, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Sale, or by applicable law, be repaid out of the proceeds from such Asset Sale; and

(4) appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale.

“Note” or “Notes” means one or more promissory notes substantially in the form attached hereto as Exhibit A, payable to the Purchaser or its registered nominee as specified in Article II, and bearing interest and maturing as provided in this Agreement.

“Notes Documents” means the Notes, the Guarantees, this Agreement, the Security Documents and the Intercreditor Agreement.

“Notes Obligations” means any Indebtedness or other Obligations under the Notes or the other Notes Documents.

“Notes Priority Collateral” means “Notes Priority Collateral” as defined in the Intercreditor Agreement.

“Obligations” means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Asset Control.

“Officer” means the Chairman of the Board, the President, any Vice President, the Treasurer or the Secretary of the Company.

“Officers’ Certificate” means a certificate signed by two Officers.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Purchaser. The counsel may be an employee of or counsel to the Company.

“Organizational Documents” means (a) in the case of a corporation, its charter and by-laws; (b) in the case of a limited or general partnership, its partnership certificate, certificate of formation or similar organizational document and its partnership agreement; (c) in the case of a limited liability company, its articles of organization, certificate of formation or similar organizational documents and its operating agreement, limited liability company agreement, membership agreement or other similar agreement; (d) in the case of a trust, its certificate of trust, certificate of formation or similar organizational document and its trust agreement or other similar agreement; and (e) in the case of any other entity, the organizational and governing documents of such entity.

“Other Pari Passu Lien Obligations” means “Other Pari Passu Lien Obligations” as defined in the Indenture, including the Notes Obligations.

“Pari Passu Lien Priority” means, relative to specified Indebtedness, having equal Lien priority on specified Collateral and either subject to the Intercreditor Agreement on a substantially identical basis as the holders of such specified Indebtedness or subject to intercreditor agreements providing holders of the Indebtedness intended to have Pari Passu Lien Priority with substantially the same rights and obligations that the holders of such specified Indebtedness have pursuant to the Intercreditor Agreement as to the specified Collateral.

“Permitted Collateral Liens” means:

(1) Liens securing the Indenture Obligations and Refinancing Indebtedness with respect to such Indenture Obligations; provided that such Liens have Pari Passu Lien Priority with respect to the Collateral;

(2) Liens existing on the Issue Date (other than Liens specified in clause (1) above or securing Lenders Debt);

(3) Liens described in clauses (1), (2), (3), (4), (5), (6), (7), (8), (10), (13), (15), (16), (17), (18), (19), (20) and (22) of the definition of Permitted Liens;

(4) Liens securing any Other Pari Passu Lien Obligations (other than the Notes Obligations) incurred pursuant to Section 4.03; provided, however, that at the time of incurrence of such Other Pari Passu Lien Obligations and after giving pro forma effect thereto, the Consolidated Secured Leverage Ratio would be no greater than 2.75 to 1.00; and

(5) Liens on the Notes Priority Collateral in favor of any collateral agent relating to such collateral agent’s administrative expenses with respect to the Notes Priority Collateral.

“Permitted Investments” means:

(1) Investments by the Company or any Restricted Subsidiary of the Company in any Person that is or will become immediately after such Investment a Restricted Subsidiary of the Company or that will merge or consolidate into the Company or a Restricted Subsidiary of the Company; provided, however, that the primary business of such Person is a Related Business;

(2) Investments in the Company by any Restricted Subsidiary of the Company; provided that any Indebtedness evidencing such Investment and held by a Restricted Subsidiary that is not a Guarantor is unsecured and subordinated, pursuant to a written agreement, to the Company’s obligations under the Notes and this Agreement;

(3) investments in cash and Cash Equivalents;

(4) loans and advances to employees, directors and officers of the Company and its Restricted Subsidiaries in the ordinary course of business for bona fide business purposes not in excess of $5,000,000 at any one time outstanding;

(5) Currency Agreements and Interest Swap Obligations entered into in the ordinary course of the Company’s or its Restricted Subsidiaries’ businesses and otherwise in compliance with this Agreement;

(6) Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers or in good faith settlement of delinquent obligations of such trade creditors or customers;

(7) Investments made by the Company or its Restricted Subsidiaries as a result of consideration received in connection with an Asset Sale made in compliance with Section 4.06;

(8) Investments represented by guarantees that are otherwise permitted under this Agreement;

(9) Investments the payment for which is Qualified Capital Stock of the Company;

(10) joint ventures to the extent such Investments, when taken together with all other Investments made pursuant to this clause (10) (including the fair market value of any assets transferred thereto), do not exceed $35,000,000; provided, however, that at the time of, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(11) receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

(12) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(13) any Person to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits made in the ordinary course of business by the Company or any Restricted Subsidiary;

(14) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments; and

(15) additional Investments not to exceed $50,000,000 at any one time outstanding.

“Permitted Liens” means the following types of Liens:

(1) Liens for taxes, assessments or governmental charges or claims either (a) not delinquent or (b) contested in good faith by appropriate proceedings and as to which the Company or its Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

(2) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

(3) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(4) judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

(5) easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

(6) any interest or title of a lessor under any Capitalized Lease Obligation; provided that such Liens do not extend to any property or assets which is not leased property subject to such Capitalized Lease Obligation;

(7) Liens securing (a) Purchase Money Indebtedness incurred in the ordinary course of business pursuant to Section 4.03(b)(v); provided, however, that (i) such Purchase Money Indebtedness shall not exceed the purchase price or other cost of such property or equipment and shall not be secured by any property or equipment of the Company or any Restricted Subsidiary of the Company other than the property and equipment so acquired and (ii) the Lien securing such Purchase Money Indebtedness shall be created within 90 days of such acquisition and (b) the Secured Equipment Note;

(8) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(9) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

(10) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Company or any of its Restricted Subsidiaries, including rights of offset and set-off;

(11) Liens securing Interest Swap Obligations which Interest Swap Obligations relate to Indebtedness that is otherwise permitted under this Agreement;

(12) Liens securing Indebtedness under Currency Agreements;

(13) Liens securing Acquired Indebtedness incurred in accordance with Section 4.03; provided that:

(a) such Liens secured such Acquired Indebtedness at the time of and prior to the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company and were not granted in connection with, or in anticipation of, the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company; and

(b) such Liens do not extend to or cover any property or assets of the Company or of any of its Restricted Subsidiaries other than the property or assets that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of the Company or a Restricted Subsidiary of the Company and are no more favorable to the lienholders than those securing the Acquired Indebtedness prior to the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company;

(14) Liens on assets of a Restricted Subsidiary of the Company that is not a Guarantor to secure Indebtedness of such Restricted Subsidiary that is otherwise permitted under this Agreement;

(15) leases, subleases, licenses and sublicenses granted to others that do not materially interfere with the ordinary cause of business of the Company and its Restricted Subsidiaries;

(16) banker’s Liens, rights of setoff and similar Liens with respect to cash and Cash Equivalents on deposit in one or more bank accounts in the ordinary course of business;

(17) Liens arising from filing Uniform Commercial Code financing statements regarding operating leases entered into by such Person in the ordinary course of business;

(18) Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of custom duties in connection with the importation of goods;

(19) Liens securing the Notes Obligations;

(20) Liens securing Indebtedness incurred pursuant to Section 4.03(b)(iii); provided, that such Indebtedness shall not be secured by any property or other assets of the Company or any of its Restricted Subsidiaries other than such property or assets whose acquisition or development is financed by such Indebtedness;

(21) other Liens securing Indebtedness; provided, however, that at the time of incurrence after giving pro forma effect thereto, the Consolidated Secured Leverage Ratio would be no greater than 2.0 to 1.0; and

(22) Liens on the Collateral in favor of any collateral agent relating to such collateral agent’s administrative expenses with respect to the Collateral.

“Person” means an individual, partnership, corporation, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof or any other entity.

“Preferred Stock” of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

“principal” of a Note means the principal of the Note plus the premium, if any, payable on the Note which is due or overdue or is to become due at the relevant time.

“Pryor Facility” means the Company’s facility in Pryor, Oklahoma.

“Public Equity Offering” means an underwritten public offering of Qualified Capital Stock of the Company by the Company pursuant to a registration statement filed with the Commission in accordance with the Securities Act. Notwithstanding the foregoing, the term “Public Equity Offering” shall not include:

(1) any issuance and sale with respect to common stock registered on Form S-4 or Form S-8; or

(2) any issuance and sale to any Subsidiary of the Company.

“Purchase Money Indebtedness” means Indebtedness of the Company and its Restricted Subsidiaries incurred in the normal course of business:

(1) consisting of the deferred purchase price of property, conditional sale obligations, obligations under any title retention agreement, other purchase money obligations and obligations in respect of industrial revenue bonds or similar Indebtedness, in each case where the maturity of such Indebtedness does not exceed the anticipated useful life of the asset being financed; and

(2) incurred to finance the acquisition by the Company or a Restricted Subsidiary of such asset, including additions and improvements, in the ordinary course of business provided, however, that any Lien arising in connection with any such Indebtedness shall be limited to the specific asset being financed or, in the case of real property or fixtures, including additions and improvements, the real property on which such asset is attached; provided further, however, that such Indebtedness is incurred within 180 days after such acquisition of such assets.

“Purchaser Preferred Stock” means that certain preferred stock of the Company contemplated to be issued to the Purchaser or one or more of its affiliates after the Closing Date for an aggregate cash purchase price of up to $260,000,000 pursuant to the Commitment Letter.

“Qualified Capital Stock” means any Capital Stock that is not Disqualified Capital Stock; provided, however, that such Capital Stock shall not be deemed Qualified Capital Stock to the extent sold to a Subsidiary of such Person or financed, directly or indirectly, using funds:

(1) borrowed from such Person or any Subsidiary of such Person; or

(2) contributed, extended, guaranteed or advanced by such Person or any Subsidiary of such Person (including, in respect of any employee stock ownership or benefit plan).

Unless otherwise specified, Qualified Capital stock refers to Qualified Capital Stock of the Company.

“Quotation Agent” means the Reference Treasury Dealer selected by the Purchaser after consultation with the Company.

“Reference Treasury Dealer” means Wells Fargo Securities, LLC and its successors and assigns and two other nationally recognized investment banking firms selected by the Company that are primary U.S. Government securities dealers.

“Reference Treasury Dealer Quotations” means with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Purchaser, of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, quoted in writing to the Purchaser by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day immediately preceding such redemption date.

“Refinance” means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means any Refinancing by the Company or any Restricted Subsidiary of the Company of Indebtedness incurred in accordance with Section 4.03 (other than pursuant to Section 4.03(b)(ii), (iii), (v), (vi), (vii), (viii), (ix), (xii), or (xiv)) in each case that does not:

(1) result in an increase in the aggregate principal amount of Indebtedness of such Person as of the date of such proposed Refinancing (plus the amount of any premium required to be paid under the terms of the instrument governing such Indebtedness and plus the amount of reasonable expenses incurred by the Company in connection with such Refinancing); or

(2) create Indebtedness with: (a) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced; or (b) a final maturity earlier than the final maturity of the Indebtedness being Refinanced; provided that (x) if such Indebtedness being Refinanced is Indebtedness solely of the Company (and is not otherwise guaranteed by a Restricted Subsidiary of the Company), then such Refinancing Indebtedness shall be Indebtedness solely of the Company and (y) if such Indebtedness being Refinanced is subordinate or junior to the Notes or any Guarantee, then such Refinancing Indebtedness shall be subordinate to the Notes or such Guarantee, as the case may be, at least to the same extent and in the same manner as the Indebtedness being Refinanced;

provided further, however, that Refinancing Indebtedness shall not include (i) Indebtedness of a Subsidiary that Refinances Indebtedness of the Company or (ii) Indebtedness of the Company or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

“Related Businesses” means any businesses which are the same, similar, ancillary or reasonably related to the businesses in which the Company and its Restricted Subsidiaries are engaged on the Closing Date.

“Repayment Event” means any event or condition which, either immediately or with notice or passage of time or both, (i) gives the holder of any bond, note, debenture or other evidence of Indebtedness (or any Person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such Indebtedness by the Company or any Subsidiary of the Company, or (ii) gives any counterparty (or any Person acting on such counterparty’s behalf) under any swap agreement, hedging agreement or similar agreement or instrument to which the Company or any Subsidiary of the Company is a party the right to liquidate or accelerate the payment obligations or designate an early termination date under such agreement or instrument, as the case may be.

“Restricted Payment” with respect to any Person means:

(1) the declaration or payment of any dividend or making of any distribution (including any payment in connection with any merger or consolidation involving such Person) or similar payments on or in respect of shares of the Company’s Capital Stock to holders of such Capital Stock (other than (a) dividends or distributions payable in Qualified Capital Stock of the Company, (b) dividends or distributions payable solely to the Company or a Restricted Subsidiary and (c) pro rata dividends or other distributions made by a Subsidiary that is not a Wholly Owned Subsidiary to minority stockholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation));

(2) the purchase, redemption or other acquisition or retirement for value of any Capital Stock of the Company held by any Person (other than by a Restricted Subsidiary) or of any Capital Stock of a Restricted Subsidiary held by any Affiliate of the Company (other than by a Restricted Subsidiary), including in connection with any merger or consolidation and including the exercise of any option to exchange any Capital Stock (other than into Qualified Capital Stock of the Company);

(3) the making of any principal payment on, the purchase, defeasance, redemption, prepayment, decrease or other acquisition or retirement for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, of any Subordinated Indebtedness of the Company or any Guarantors (other than (a) from the Company or a Restricted Subsidiary or (b) the payment, purchase, defeasance, redemption, prepayment, decrease or other acquisition or retirement for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, in each case due within one year of the date of such payment, purchase, defeasance, redemption, prepayment, decrease or other acquisition or retirement); or

(4) the making of any Investment (other than Permitted Investments).

“Restricted Subsidiary” of any Person means any Subsidiary of such Person which at the time of determination is not an Unrestricted Subsidiary.

“Sale/Leaseback Transaction” means an arrangement relating to property owned by the Company or a Restricted Subsidiary on the Issue Date or thereafter acquired by the Company or a Restricted Subsidiary whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or a Restricted Subsidiary leases it from such Person.

“Sanctioned Country” means, at any time, a country, territory or region which is the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the U.S. Government, the UNSC, the European Union, HMT or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person.

“Secured Equipment Note” means the note evidencing the loan made pursuant to that certain Business Loan Agreement dated as of May 15, 2013, between Chemical Properties L.L.C. and CrossFirst Bank.

“Secured Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries secured by a Lien.

“Secured Parties” means, with respect to any Security Document, each Person benefiting from a security interest in or Lien on collateral provided thereunder, whether directly or through a collateral agent.

“Securities” means “Securities” as defined in the Indenture.

“Securities Act” means the Securities Act of 1933, as amended, or any successor statute or statutes thereto.

“Securities Holder” means “Holder” or “Securityholder” as defined in the Indenture.

“Security Agreement” means that certain Security Agreement dated as of August 7, 2013, by and among the Company, the Guarantors and the Notes Collateral Agent, as amended, restated, supplemented or otherwise modified from time to time.

“Security Documents” means the security agreements, pledge agreements, mortgages, collateral assignments, deeds of trust, deeds to secure debt, Security Joinder, and related agreements, as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified from time to time, creating the security interests in the Collateral in favor of the Notes Collateral Agent for the benefit of the Purchaser, the Securities Holders and the other relevant Secured Parties, as the case may be, as contemplated by this Agreement.

“Security Joinder” means a joinder to the Security Agreement executed by the Company, the Guarantors and the Notes Collateral Agent in form and substance reasonably satisfactory to the Purchaser.

“Series B Preferred Stock” means the Company’s 12% cumulative convertible preferred stock, $100 par value and a liquidation preference of $100 per share on 20,000 shares issued and outstanding on the Issue Date, convertible, in whole or in part, into shares of the Company’s Common Stock.

“Series D Preferred Stock” means the Company’s 6% cumulative convertible preferred stock, no par value and a liquidation preference of $1.00 per share on 1,000,000 shares issued and outstanding on the Issue Date, convertible, in whole or in part, into shares of the Company’s Common Stock.

“Significant Subsidiary” with respect to any Person, means any Restricted Subsidiary of such Person that satisfies the criteria for a “significant subsidiary” set forth in Rule 1-02(w) of Regulation S-X under the Exchange Act.

“Subordinated Indebtedness” means Indebtedness of the Company or any Guarantor that is subordinated or junior in right of payment to the Notes or the Guarantee of such Guarantor, as the case may be.

“Subsidiary”, with respect to any Person, means:

(1) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person; or

(2) any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

“Termination Event” means any event or condition which gives any Person the right, either immediately or with notice or passage of time or both, to terminate or limit (in whole or in part) any Company Documents or any rights of the Company, or any of its Subsidiaries thereunder, including, without limitation, upon the occurrence of a change of control of the Company or any Guarantor or other similar events.

“Total Assets” means, as of any date of determination, the total assets of the Company and its Restricted Subsidiaries as shown on the most recently prepared consolidated balance sheet of the Company as of the end of the most recent fiscal quarter for which such balance sheet is available, prepared on a consolidated basis in accordance with GAAP, with such pro forma adjustments for transactions consummated on or prior to or simultaneously with the date of the calculation as are consistent with the pro forma adjustment provisions set forth in the definition of Consolidated Fixed Charge Coverage Ratio.

“Trading Day” means any day on which the Common Stock of the Company is traded on the NYSE, or, if the NYSE is not the principal trading market for the Common Stock of the Company, then on the principal securities exchange or securities market on which the Common Stock of the Company is then traded; provided that “Trading Day” shall not include any day on which the Common Stock of the Company is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock of the Company is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York time).

“U.S. Dollar Equivalent” means with respect to any monetary amount in a currency other than U.S. dollars, at any time for determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the spot rate for the purchase of U.S. dollars with the applicable foreign currency as published in The Wall Street Journal in the “Exchange Rates” column under the heading “Currency Trading” on the date two business days prior to such determination.

Except as described under Section 4.03, whenever it is necessary to determine whether the Company has complied with any covenant in this Agreement or that a Default or Event of Default has occurred and an amount is expressed in a currency other than U.S. dollars, such amount shall be treated as the U.S. Dollar Equivalent determined as of the date such amount is initially determined in such currency.

“Unaudited Financial Statements” means the unaudited quarterly consolidated balance sheets and related quarterly consolidated statements of income and cash flows of the Company and its Subsidiaries for each fiscal quarter during 2015 for which such financial statements are available before the Closing Date.

“Uniform Commercial Code” means the Uniform Commercial Code as from time to time in effect in the State of New York.

“Unrestricted Subsidiary” of any Person means:

(1) any Subsidiary of such Person that at the time of determination shall be or continue to be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below; and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided that:

(1) the Company certifies to the Purchaser that such designation complies with Section 4.04;

(2) each Subsidiary to be so designated and each of its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any of its Restricted Subsidiaries; and

(3) each Subsidiary to be so designated and each of its Subsidiaries shall have been or will promptly be designated an “unrestricted subsidiary” (or otherwise not be subject to the covenants) under the Indenture Documents and the documents constituting Other Pari Passu Lien Obligations (and will remain so designated thereunder).

For purposes of making the determination of whether any such designation of a Subsidiary as an Unrestricted Subsidiary complies with Section 4.04, the portion of the fair market value of the net assets of such Subsidiary of the Company at the time that such Subsidiary is designated as an Unrestricted Subsidiary that is represented by the interest of the Company and its Restricted Subsidiaries in such Subsidiary, in each case as determined in good faith by the Board of Directors of the Company, shall be deemed to be an Investment. Such designation shall be permitted only if such Investment would be permitted at such time under Section 4.04.

The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if:

(1) immediately after giving effect to such designation, the Company is able to incur at least $1.00 of additional Indebtedness (other than Indebtedness permitted to be incurred under Section 4.03(b)) in compliance with Section 4.03; and

(2) immediately before and immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing.

Any such designation by the Board of Directors shall be evidenced to the Purchaser by promptly filing with the Purchaser a copy of the Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (1) the sum of the total of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment by (2) the then outstanding aggregate principal amount of such Indebtedness.

“Wholly Owned Subsidiary” means a Restricted Subsidiary all the Capital Stock of which (other than directors’ qualifying shares) is owned by the Company or one or more other Wholly Owned Subsidiaries.

“Yield-to-Worst” means the lowest potential yield that can be received on the Indenture Notes without the Company committing a default under the Indenture.

“Zena Agreements” means that certain Promissory Note, dated February 1, 2013, in the principal face amount of $35,000,000, executed by Zena Energy L.L.C. (“Zena”) in favor of International Bank of Commerce (“IBC”), and that certain Leasehold Mortgage, Security Agreement, Assignment and Fixture Filing, dated February 1, 2013 from Zena to IBC, in each case entered into in connection with the acquisition or development of working interests in certain natural gas properties, together with the related documents thereto, in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including one or more promissory notes, credit agreements, loan agreements, indentures or similar agreements extending the maturity of, refinancing, replacing, renewing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or any successor or replacement agreement or agreements and whether by the same or any other lender or group of lenders.

Section 1.02 Other Definitions.

Term	Defined in Section
“Acceptable Commitment”	4.06(I)(b)(4)
“Affiliate Transaction”	4.07(a)
“Bankruptcy Law”	6.01
“Change of Control Offer”	4.09(a)
“Change of Control Payment Date”	4.09(b)(iii)
“Custodian”	6.01
“Environmental Laws”	3.18
“Event of Default”	6.01
“Funding Fee”	2.02(e)
“Governmental Licenses”	3.18
“Guaranteed Obligations”	9.01
“Hazardous Materials”	3.18
“HMT”	3.24
“incur”	4.03(a)
“Increased Amount”	4.10(d)
“Indenture”	Preliminary Statements

Term	Defined in Section
“Indenture Notes”	Preliminary Statements
“Initial Lien”	4.10(a)
“IP Rights”	3.13
“Lenders Debt”	10.08
“Money Laundering Laws”	3.23
“Mortgaged Property”	3.07(a)
“Mortgaged Properties”	3.07(a)
“Net ABL Proceeds Offer”	4.06(II)(c)
“Net ABL Proceeds Offer Amount”	4.06(II)(c)
“Net ABL Proceeds Offer Trigger Date”	4.06(II)(c)
“Net Proceeds Offer”	4.06(I)(c)
“Net Proceeds Offer Amount”	4.06(I)(c)
“Net Proceeds Offer Trigger Date”	4.06(I)(c)
“Non-ABL Priority Collateral”	4.06(I)(a)
“Non-Cash Consideration”	4.06(I)(a)(2)(b)
“Notes Collateral Agent”	Preliminary Statements
“Notice of Default”	6.01
“Offer Period”	4.06(V)
“Offer Payment Date”	4.06(V)
“Other Taxes”	2.09(b)
“Plan”	3.25
“Permitted Encumbrances”	3.07(c)
“Permitted Exceptions”	3.07(a)
“Personal Property Collateral”	3.07(c)
“Reference Date”	4.04(a)(3)(b)
“Replacement Assets”	4.06(I)(b)(2)
“Sanctions”	3.24
“Solvent”	3.12
“Surviving Entity”	5.01(a)(i)(B)
“Taxes”	2.09(a)
“Trustee”	Preliminary Statements
“UNSC”	3.24

Section 1.03 Rules of Construction. Unless the context otherwise requires:

(a) a term has the meaning assigned to it;

(b) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c) “or” is not exclusive;

(d) “including” means including without limitation;

(e) words in the singular include the plural and words in the plural include the singular;

(f) unsecured Indebtedness shall not be deemed to be subordinate or junior to Secured Indebtedness merely by virtue of its nature as unsecured Indebtedness;

(g) Secured Indebtedness shall not be deemed to be subordinate or junior to any other Secured Indebtedness merely because it has a junior priority with respect to the same collateral;

(h) the principal amount of any noninterest bearing or other discount security at any date shall be the principal amount thereof that would be shown on a balance sheet of the Company dated such date prepared in accordance with GAAP; and

(i) the principal amount of any Preferred Stock shall be (i) the maximum liquidation value of such Preferred Stock or (ii) the maximum mandatory redemption or mandatory repurchase price with respect to such Preferred Stock, whichever is greater.

ARTICLE 2

PURCHASE AND SALE OF NOTES; TERMS OF NOTES

Section 2.01 Issuance of Notes. On the Closing Date, subject to the terms and conditions of this Agreement, the Company agrees to sell and, on the basis of the representations and warranties set forth herein, the Purchaser hereby agrees to purchase one or more Notes in an aggregate principal amount of $50,000,000 for a purchase price equal to 100% of such aggregate principal amount. The Company agrees to repay the Notes in accordance with the terms and conditions of this Agreement and the Notes.

Section 2.02 Interest and Funding Fee.

(a) Except as otherwise provided in this Section 2.02, from and including the Closing Date the unpaid principal amount of the Notes shall accrue interest at an annual rate equal to 12.0% per annum, such interest to be payable in cash in the manner specified in Section 2.07; provided, in the event the Purchaser gives notice to the Company, no later than December 1, 2015, that the Yield-to-Worst on the Indenture Notes increased to greater than 13.5% per annum (calculated based on the Adjusted VWAP for the ten (10) Trading Days from and including November 6, 2015; provided that if no trades occur on any such Trading Day, such Trading Day is excluded from the calculation, without extension of the calculation period), together with reasonably detailed calculations thereof, the interest rate on the Notes shall be increased, effective as of the Closing Date, by an amount equal to the difference between such Yield-to-Worst and 13.5%; provided, in no event shall the interest rate on the Notes exceed 13.5% per annum.

(b) Notwithstanding clause (a) above, upon the occurrence of an Event of Default hereunder and for so long as such Event of Default is continuing, at the election of the Purchaser, the amount of interest accruing on overdue principal, interest and other fee or amount payable in respect of the Notes Obligations shall increase to the Default Rate; provided, however, that such Default Rate shall automatically apply without an election by the Purchaser in the event of an Event of Default pursuant to Section 6.01(h) or (i). Interest at the Default Rate shall be payable on demand or, in the absence of demand, on the next applicable Interest Payment Date.

(c) Interest shall be payable with respect to the Notes in arrears on each Interest Payment Date and upon any redemption of the Notes (to the extent of accrued interest on the principal amount of the Notes so redeemed).

(d) Interest on the Notes shall be computed on the basis of a 360-day year comprised of 12 30-day months. In computing such interest, the Closing Date shall be included and the date of payment shall be excluded. In addition, all computations of interest on the Notes by the Purchaser shall be presumed to be correct absent manifest error.

(e) On the Closing Date, the Company shall pay to the Purchaser a funding fee (the “Funding Fee”) equal to 2.0% of the aggregate principal amount of the Notes issued by the Company and purchased by the Purchaser on the Closing Date.

Section 2.03 Payment of Notes on Maturity. The unpaid principal amount of the Notes unpaid, plus all accrued and unpaid interest thereon and all other Notes Obligations that are then due and owing, shall be paid in full in cash on the Maturity Date.

Section 2.04 Voluntary Redemption.

(a) Except as described in clauses (b) and (c) below, the Notes shall not be redeemable before August 1, 2016. On or after such date, the Company shall be entitled to redeem the Notes at its option, in whole or in part, upon not less than 30 nor more than 60 days’ notice, at the following redemption prices (expressed as percentages of the principal amount thereof), plus accrued and unpaid interest to the redemption date, if redeemed during the twelve-month period commencing on August 1 of the year set forth below:

Year	Percentage
2016	106.000%
2017	103.000%
2018 and thereafter	100.000%

(b) In addition, at any time, or from time to time, on or prior to August 1, 2016, the Company shall be entitled, at its option, to use the net cash proceeds of one or more Public Equity Offerings to redeem up to 35% of the aggregate principal amount of the Notes at a redemption price of 112.00% of the principal amount thereof plus accrued and unpaid interest thereon, if any, to the date of redemption; provided that:

(i) at least 65% of the aggregate principal amount of Notes remains outstanding immediately after any such redemption; and

(ii) the Company makes such redemption not more than 90 days after the consummation of any such Public Equity Offering.

(c) Prior to August 1, 2016, the Company shall be entitled at its option to redeem some or all of the Notes at a redemption price equal to 100% of the principal amount of the Notes plus the Applicable Premium as of, and accrued and unpaid interest to, the redemption date.

(d) Notice of any redemption shall be mailed to the Purchaser by first-class mail at least 30 but not more than 60 days before the redemption date.

Section 2.05 Mandatory Redemption. If properly elected by the Purchaser in connection with any Net Proceeds Offer, Net ABL Proceeds Offer, or Change of Control Offer, the Company shall redeem the Notes in accordance with Sections 4.06 and 4.09, as applicable.

Section 2.06 Application of Redemptions. All redemptions (whether voluntary, mandatory or otherwise) shall include (a) the payment in cash of accrued and unpaid interest on the principal amount of the Notes redeemed, and (b) any premium due under Section 2.04, and shall be applied first to such premium, second to payment of accrued interest and third to principal.

Section 2.07 Manner and Time of Payment. All payments by the Company of principal, interest and any premiums and fees and expenses under the Notes or this Agreement shall be made without defense (other than defense of payment or performance), set-off or counterclaim, and delivered to the Purchaser not later than 3:00 p.m. Central time on the date such payment is due by wire transfer of immediately available funds to the such accounts as the Purchaser designates in writing to the Company from time to time; provided that, funds received by any such holder after 3:00 p.m. Central time shall be deemed to have been paid by the Company on the next succeeding business day for purposes of calculating accrued interest. Whenever any payment to be made hereunder or under the Notes shall be stated to be due on a day that is not a business day, the payment shall be made on the succeeding business day. All payments shall be made in U.S. dollars.

Section 2.08 Conditions to the Purchase of Notes. The obligation of the Purchaser to purchase the Notes hereunder is subject to satisfaction or waiver by the Purchaser of the following conditions precedent:

(a) The Purchaser shall have received each of the following, each of which may be originals or facsimiles unless otherwise specified, each properly executed by an Officer of the signing Person:

(i) executed counterparts of this Agreement;

(ii) a Note executed by the Company in favor of the Purchaser;

(iii) executed counterparts of the Intercreditor Joinder;

(iv) executed counterparts of the Security Joinder;

(v) a certificate of the Company and each Guarantor, which shall (1) certify the resolutions of its board of directors, managers, members or other equivalent body or Person authorizing the execution, delivery and performance of the Notes Documents to which it is a party, (2) identify by name and title and bear the signatures of the officers of such certifying Person authorized to sign the Notes Documents to which it is a party and (3) contain appropriate attachments, including the Organizational Documents of each certifying Person certified, if applicable, by the relevant authority of the jurisdiction of organization of such certifying Person;

(vi) good standing certificates and or certificates of existence, as the case may be, as of a recent date for the Company and each Guarantor from its jurisdiction of organization;

(vii) one or more opinions from counsel to the Company and the Guarantors under the laws of New York and any other relevant jurisdiction reasonably requested by the Purchaser;

(viii) the Audited Financial Statements and the Unaudited Financial Statements;

(ix) at least two (2) business days prior to the Closing Date, the documentation and other information required by regulatory authorities under the applicable “know-your-customer” rules and regulations, including the USA PATRIOT Act, to the extent reasonably requested by the Purchaser; and

(b) The Purchaser shall have received a fully executed Commitment Letter.

(c) All accrued reasonable out-of-pocket costs, fees and expenses (including reasonable legal fees and expenses for one counsel to the Purchaser) of the Purchaser, to the extent invoiced with reasonable detail prior to the Closing Date, and any other compensation due and payable to the Purchaser on the Closing Date, including the Funding Fee, shall have been paid (or will be deducted from the purchase price for the Notes).

(d) There shall be no litigation or other actions pending or overtly threatened in writing that challenge the issuance of the Notes, and the Purchaser shall have received an original or facsimile of a certificate signed by an Officer of the Company and dated the Closing Date certifying the same.

(e) On the Closing Date the representations and warranties set forth in Article 3 shall be true and correct in all material respects or if qualified as to “materiality”, “Material Adverse Effect” or similar language, true and correct (after giving effect to any qualification therein) in all respects, and the Purchaser shall have received an original or facsimile of a certificate signed by an Officer of the Company and dated the Closing Date certifying the same.

(f) No Default or Event of Default shall exist on the Closing Date before and after giving effect to the transactions contemplated hereby, and the Purchaser shall have received an original or facsimile of a certificate signed by an Officer of the Company and dated the Closing Date certifying the same.

(g) On the Closing Date, after giving pro forma effect to the transactions contemplated hereby and the issuance and use of proceeds of the Notes and the Purchaser Preferred Stock, the Company and the Guarantors, on a consolidated basis, will be Solvent, and the Purchaser shall have received an original or facsimile of a certificate signed by a financial Officer of the Company and dated the Closing Date certifying the same.

(h) The Company shall have delivered to the Purchaser any and all other agreements, documents, reports and other information reasonably requested by the Purchaser in connection with the Purchaser’s due diligence review of the Company and its Subsidiaries.

The issuance by the Company of the Notes and the acceptance by the Company of the proceeds of the Notes shall be deemed to constitute a representation and warranty by the Company that the conditions set forth in this Section have been satisfied or waived.

Section 2.09 Taxes.

(a) Except as provided in this Section 2.09 or otherwise required by applicable law, any and all payments by the Company or any Guarantor to or for the account of the Purchaser under any Notes Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities (including additions to tax, penalties and interest) with respect thereto, excluding the Excluded Taxes (all such non excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities being hereinafter referred to as “Taxes”). If the Company or any Guarantor shall be required by any applicable law to deduct any Taxes from or in respect of any sum payable under any Notes Document to the Purchaser, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.09, the Purchaser receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Company or Guarantor shall make such deductions, (iii) the Company or Guarantor shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law, and (iv) within thirty (30) days after the date of such payment (or, if receipts or evidence are not available within thirty (30) days, as soon as possible thereafter), the Company shall furnish to the Purchaser the original or a facsimile copy of a receipt evidencing payment thereof to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Purchaser. If the Company fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Purchaser the required receipts or other required documentary evidence, the Company shall indemnify the Purchaser for any Taxes that may become payable by the Purchaser arising out of such failure.

(b) In addition, the Company agrees to pay any and all present or future stamp, court or documentary taxes and any other excise, property, intangible or mortgage recording taxes or charges or similar levies which arise from any payment made under any Notes Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Notes Document excluding, in each case, such amounts that result from an assignment, grant of a participation, transfer or assignment to or designation of a new Applicable Purchaser Office or other office for receiving payments under any Notes Document, except to the extent that any such change is requested in writing by the Company (all such non excluded taxes described in this Section 2.09 being hereinafter referred to as “Other Taxes”).

(c) The Company agrees to indemnify the Purchaser for (i) the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable and paid under this Section 2.09) payable by the Purchaser and (ii) any reasonable expenses arising therefrom or with respect thereto, in each case whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant governmental authority; provided, that if the Company reasonably believes that such Taxes or Other Taxes were not correctly or legally imposed or asserted, the Purchaser will use reasonable efforts to cooperate with the Company to obtain a refund of such Taxes or Other Taxes. The Purchaser will, at the Company’s request, (A) provide the Company with a written statement thereof setting forth in reasonable detail the basis and calculation of such amounts or (B) have the amount of such Taxes or Other Taxes verified by an independent accountant. Payment under this Section 2.09 shall be made within ten (10) days after the date the Purchaser makes a demand therefor.

(d) If the Purchaser determines, in its reasonable discretion, that it has received a refund in respect of any Taxes or Other Taxes as to which indemnification or additional amounts have been paid to it by the Company pursuant to this Section 2.09, it shall promptly remit such refund as soon as practicable after it is determined that such refund pertains to Taxes or Other Taxes (but only to the extent of indemnity payments made, or additional amounts paid, by the Company under this Section 2.09 with respect to the Taxes or Other Taxes giving rise to such refund plus any interest included in such refund by the relevant taxing authority attributable thereto) to the Company, net of all reasonable out-of-pocket expenses of the Purchaser and without interest (other than any interest paid by the relevant taxing authority with respect to such refund); provided that the Company, upon the request of the Purchaser agrees promptly to return such refund to such party in the event such party is required to repay such refund to the relevant taxing authority. The Purchaser shall, at the Company’s request, provide the Company with a copy of any notice of assessment or other evidence of the requirement to repay such refund received from the relevant taxing authority (the Purchaser may delete any information therein that the Purchaser deems confidential). Nothing herein contained shall interfere with the right the Purchaser to arrange its tax affairs in whatever manner it thinks fit nor oblige the Purchaser to claim any tax refund or to make available its tax returns or disclose any information relating to its tax affairs or any computations in respect thereof or require the Purchaser to do anything that would prejudice its ability to benefit from any other refunds, credits, reliefs, remissions or repayments to which it may be entitled.

(e) The Purchaser agrees that, upon the occurrence of any event giving rise to the operation of Section 2.09(a) or (c) it will, if requested by the Company, use commercially reasonable efforts (subject to legal and regulatory restrictions) to designate another Applicable Purchaser Office for the Notes; provided that such efforts are made on terms that, in the judgment of the Purchaser, cause the Purchaser and its Applicable Purchaser Office(s) to suffer no material economic, legal or regulatory disadvantage, and provided further that nothing in this Section 2.09(e) shall affect or postpone any of the Notes Obligations of the Company or the rights of the Purchaser pursuant to Section 2.09(a) or (c).

(f)

(i) The Purchaser agrees to provide Company any tax forms or other documentation reasonably requested by the Company and prescribed by law in order to legally reduce or eliminate the amount of taxes otherwise required to be withheld from or with respect to payments made hereunder. Notwithstanding anything to the contrary in the preceding sentence, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.09(f)(ii) below) shall not be required if in the Purchaser’s reasonable judgment such completion, execution or submission would subject the Purchaser to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of the Purchaser.

(ii) Without limiting the generality of the foregoing, to the extent the Purchaser is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) the Purchaser shall, on or prior to the date of its execution and delivery of this Agreement and on the date on which it becomes the Purchaser, and from time to time thereafter as reasonably requested in writing by the Company (but only so long thereafter as the Purchaser remains lawfully able to do so), provide each of the Company with copies of United States Internal Revenue Service Forms W-8BEN, W-8BEN-E or W-8ECI, or to the extent the Purchaser is not (i) a “bank” as defined in Section 881(c)(3)(A) of the Code), (ii) a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Company or (iii) a controlled foreign corporation related to the Company (within the meaning of Section 864(d)(4) of the Code), United States Internal Revenue Service Form W-8BEN or W-8BEN-E, as appropriate, or any successor or other form prescribed by the United States Internal Revenue Service certifying that the Purchaser is exempt from or entitled to a reduced rate of U.S. withholding tax on payments pursuant to this Agreement. To the extent the Purchaser is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) the Purchaser shall also submit to the Company any documentation under any requirement of applicable law or reasonably requested by the Company sufficient for the Company to comply with its obligations under FATCA, and to determine that the Purchaser has complied with such applicable reporting requirements. To the extent the Purchaser is a United States person (as such term is defined in Section 7701(a)(30) of the Code) the Purchaser shall submit to the Company, on or prior to the date of its execution and delivery of this Agreement and on the date on which it becomes the Purchaser, and from time to time thereafter as reasonably requested in writing by the Company (but only so long thereafter as the Purchaser remains lawfully able to do so), two (2) completed copies of Form W-9 or any successor form.

(g) If a payment made to the Purchaser under any Notes Document would be subject to U.S. federal withholding Tax imposed by FATCA if the Purchaser were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), the Purchaser shall deliver to the Company at the time or times prescribed by law and at such time or times reasonably requested by the Company such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company as may be necessary for the Company to comply with its obligations under FATCA and to determine that the Purchaser has complied with the Purchaser’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(h) The Purchaser agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Company in writing of its legal inability to do so.

Section 2.10 Matters Applicable to Requests for Compensation.

(a) To the extent the Purchaser claims compensation under Section 2.09, the Purchaser shall deliver a certificate to the Company setting forth the additional amount or amounts to be paid to it hereunder which shall be conclusive in the absence of manifest error. In determining such amount, the Purchaser may use any reasonable averaging and attribution methods.

(b) With respect to the Purchaser’s claim for compensation under Section 2.09, the Company shall not be required to compensate the Purchaser for any amount incurred more than one hundred and eighty (180) days prior to the date that the Purchaser notifies the Company of the event that gives rise to such claim; provided that, if the circumstance giving rise to such claim is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

ARTICLE 3

REPRESENTATION AND WARRANTIES

The Company and each Guarantor, jointly and severally, represent and warrant to the Purchaser as of the Closing Date and agree with the Purchaser as follows:

Section 3.01 Disclosure. The historical financial statements (including the Audited Financial Statements, the Unaudited Financial Statements and all related notes and supporting schedules) included in the Company’s reports required to be filed by it under the Exchange Act since January 1, 2015 (all such documents filed prior to the date hereof, collectively the “Company SEC Documents”), at the time filed (except to the extent corrected by a subsequent Company SEC Document) (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make statements therein, in light of the circumstances under which they were made, not misleading, (b) complied as to form in all material respects with the applicable requirements of Regulation S-X of the Securities Act, (c) present fairly in all material respects the financial condition, results of operations and cash flows of the entities purported to be shown thereby at the dates and for the periods indicated and (d) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the Commission). None of the Company SEC Documents, reports, financial statements, certificates or other information furnished by or on behalf of the Company or any other Subsidiary to the Purchaser in connection with the negotiation of this Agreement or any other Notes Document when taken as a whole, contains any untrue statement of material fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

Section 3.02 No Material Adverse Change in Business. Except as disclosed in the Company SEC Documents and the Disclosure Letter, since December 31, 2014, (a) there has been no material adverse change or any development that would reasonably be expected to result in a material adverse change in the condition (financial or other), results of operations, business, properties, management or prospects of the Company and its Subsidiaries taken as a whole, whether or not arising in the ordinary course of business, (b) neither the Company nor any of its Subsidiaries has incurred any liability or obligation, direct or contingent, or entered into any transaction or agreement that, individually or in the aggregate, is material with respect to the Company and its Subsidiaries taken as a whole, and neither the Company nor any of its Subsidiaries has sustained any loss or interference with its business or operations from fire, explosion, flood, earthquake or other natural disaster or calamity, whether or not covered by insurance, or from any labor dispute or disturbance or court or governmental action, order or decree which would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect; and (c) except for regular cash dividends on the Company’s outstanding series of preferred stock in amounts per share that are consistent with past practice, there has been no dividend or distribution of any kind declared, paid or made by the Company on any class of its capital stock.

Section 3.03 Good Standing of the Company, the Guarantors and Subsidiaries. Each of the Company, the Guarantors and their respective Subsidiaries has been duly organized or incorporated, as the case may be, and is validly existing and in good standing under the laws of the state of its jurisdiction of organization or incorporation, as the case may be, and has power and authority to own, lease and operate its properties and to conduct its business in all material respects in which it is engaged and to enter into and perform its obligations under the Notes Documents to which it is a party. Each of the Company, the Guarantors and their respective Subsidiaries is duly qualified to transact business and is in good standing in the state of its principal place of business and in each other jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except (solely in the case of jurisdictions other than its principal place of business) where the failure so to qualify or to be in good standing would not, individually or in the aggregate, result in a Material Adverse Effect.

Section 3.04 Ownership of Subsidiaries. All of the issued and outstanding shares of capital stock of each Subsidiary of the Company that is a corporation, all of the issued and outstanding partnership interests of each Subsidiary of the Company that is a limited or general partnership and all of the issued and outstanding limited liability company interests, membership interests or other similar interests of each Subsidiary of the Company that is a limited liability company have been duly authorized and validly issued, are fully paid and (except in the case of general partnership interests) non-assessable and are owned by the Company, directly or through Subsidiaries, free and clear of any Lien (other than any Lien permitted under this Agreement). None of the issued and outstanding shares of capital stock of any such Subsidiary that is a corporation, none of the issued and outstanding partnership interests of any such Subsidiary that is a limited or general partnership, and none of the issued and outstanding limited liability company interests, membership interests or other similar interests of any such Subsidiary that is a limited liability company was issued in violation of any preemptive rights, rights of first refusal or other similar rights of any securityholder of such Subsidiary or any other Person. The only Subsidiaries of the Company are the Subsidiaries listed on Schedule 3.04 hereto, and such schedule accurately sets forth whether each such Subsidiary is a corporation, limited or general partnership or limited liability company and the jurisdiction of organization of each such Subsidiary.

Section 3.05 No Registration Required. Assuming the accuracy of the representations and warranties of the Purchaser contained in Article XII, the issuance and sale of the Notes pursuant to this

Agreement are exempt from registration requirements of the Securities Act and neither the Company nor any Person acting on its behalf, directly or indirectly, has made or will make any offers or sales of any security, or has solicited or will solicit offers to buy, or otherwise has negotiated or will negotiate in respect of, any security, under circumstances that would require registration of the Notes under the Securities Act.

Section 3.06 Authority; Enforceability. All corporate or other applicable entity action on the part of the Company and each Guarantor, their respective officers, directors, equityholders, managers, members or equivalent governing body or Person, in each case necessary for the authorization, execution, delivery, and performance of all obligations of the Company and each Guarantor under this Agreement and the other Notes Documents, the authorization, issuance, and delivery of all of the Notes being sold under this Agreement has been taken or shall be taken on or prior to the Closing Date, and this Agreement constitutes, and the other Notes Documents when executed and delivered, shall constitute, valid and legally binding obligations of the Company and each Guarantor party thereto, enforceable against it in accordance with their respective terms, except as may be limited by (a) applicable bankruptcy, insolvency, reorganization, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and (b) the effect of rules of law governing the availability of equitable remedies and shall be free of any liens, encumbrances, or restrictions on transfer (other than those created by the Notes Documents and applicable state and/or federal securities laws).

Section 3.07 Collateral Documents, Financing Statements and Collateral. At the Closing Date:

(a) The Mortgages, upon their execution, delivery and recordation in accordance with Section 4.18, will be effective to grant a legal, valid and enforceable mortgage lien or security title and security interest on all of the mortgagor’s right, title and interest in the real property listed on Schedule 3.07(a) (each, a “Mortgaged Property” and, collectively, the “Mortgaged Properties”), and each such Mortgage, after giving effect to the Intercreditor Joinder, shall constitute a validly perfected and enforceable lien or security title and security interest in the related Mortgaged Property constituting Collateral for the benefit of the Purchaser and the other Secured Parties subject only to Permitted Collateral Liens or liens and encumbrances expressly set forth as an exception to the existing policies of title insurance issued in favor of the Notes Collateral Agent, with respect to each of the Mortgaged Properties (such encumbrances and exceptions, the “Permitted Exceptions”), and to the Enforceability Exceptions;

(b) The Security Agreement is effective to grant a legal, valid and enforceable security interest in all of the grantor’s right, title and interest in the Collateral (other than the Mortgaged Properties);

(c) With respect to the Collateral described in the Security Agreement (the “Personal Property Collateral”), the security interests granted thereby constitute valid, perfected first-priority liens and security interests in the Personal Property Collateral constituting Notes Priority Collateral and valid, perfected second-priority liens and security interests in the Personal Property Collateral constituting ABL Priority Collateral, to the extent such security interests can be perfected by the filing and/or recording, as applicable, of financing statements for the benefit of the Notes Collateral Agent, the Purchaser, and the Securities Holders, as applicable, and such security interests are enforceable in accordance with the terms contained therein against all creditors of any grantor and subject only to liens expressly permitted to be incurred or exist on the Collateral under this Agreement and the Security Documents (“Permitted Encumbrances”);

(d) Pursuant to the control agreements listed on Schedule 3.07(d), the security interests in certain deposit accounts granted pursuant to the Security Agreement constitute valid, perfected second-priority liens and security interests for the benefit of the Notes Collateral Agent, the Securities Holders and the Purchaser, enforceable in accordance with the terms contained therein against all creditors of any grantor and subject only to Permitted Encumbrances; and

(e) The Company and its Subsidiaries collectively own, have rights in or have the power and authority to collaterally assign rights in the Collateral, free and clear of any Liens other than the Permitted Exceptions and the Permitted Encumbrances.

Section 3.08 Absence of Defaults or Conflicts. Neither the Company nor any of its Subsidiaries is (a) in violation of its Organizational Documents, (b) in violation of any applicable law, statute, rule, regulation, judgment, order, writ or decree of any government, government instrumentality or court, domestic or foreign, having jurisdiction over the Company or any of its Subsidiaries or any of their respective assets, properties or operations or (c) in breach or default (or with or without the giving of notice or the passage of time or both, would be in breach or default) in the performance or observance of any obligation, agreement, covenant or condition contained in any Company Document, except in the case of clauses (b) or (c) for such violations, breaches or defaults that would not, individually or in the aggregate, result in a Material Adverse Effect. The execution, delivery and performance of the Notes Documents and the consummation of the transactions contemplated therein (including the issuance and sale of the Notes, the use of the proceeds from the sale of the Notes, and the grant and perfection of liens and security interests in the Collateral pursuant to the Security Documents) and compliance by the Company and the Guarantors with their obligations under the Notes Documents do not and will not, whether with or without the giving of notice or passage of time or both, conflict with or constitute a breach of, or default, Termination Event or Repayment Event under, or result in the creation or imposition of any Lien upon any property or assets of the Company or any of its Subsidiaries pursuant to, any Company Documents, except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Such actions will not result in any violation of (i) the provisions of the Organizational Documents of the Company or any of its Subsidiaries or (ii) any applicable law, statute, rule, regulation, judgment, order, writ or decree of any government, government instrumentality or court, domestic or foreign, having jurisdiction over the Company or any of its Subsidiaries or any of its or their respective assets, properties or operations, except, in the case of clause (ii), as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

Section 3.09 Transactions with Affiliates. The Company, the Guarantors, and each of their Subsidiaries are not party to any contracts or agreements with any of their respective Affiliates not otherwise permitted under Section 4.07.

Section 3.10 Absence of Labor Disputes. No labor dispute with the employees of the Company or any of its Subsidiaries exists or, to the knowledge of the Company or any of its Subsidiaries, is imminent, and neither the Company nor any of its Subsidiaries is aware of any existing or imminent labor disturbance by the employees of any of the principal suppliers, manufacturers, customers or contractors of the Company or any of its Subsidiaries which would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

Section 3.11 Litigation. There is no action, suit, proceeding, inquiry or investigation before or brought by any court or governmental agency or body, domestic or foreign, now pending, or, to the knowledge of the Company or its Subsidiaries, threatened, against or affecting the Company or any of its Subsidiaries (other than as disclosed in the Company SEC Documents) that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or to materially and adversely affect the consummation of the transactions contemplated in the Notes Documents or the performance by the Company or the Guarantors of their obligations under the Notes Documents.

Section 3.12 Solvency. All indebtedness represented by the Notes is being incurred for proper purposes and in good faith. On the Closing Date, after giving pro forma effect to the transactions contemplated hereby and the issuance and use of proceeds of the Notes and the Purchaser Preferred Stock, the Company and the Guarantors, on a consolidated basis, will be Solvent (as hereinafter defined). As used in this paragraph, the term “Solvent” means, with respect to a particular date, that on such date (a) the present fair market value (or present fair saleable value) of the assets of the Company and the Guarantors, on a consolidated basis, is not less than the total amount required to pay the liabilities of the Company and the Guarantors on their total existing debts and liabilities (including contingent liabilities) as they become absolute and matured; (b) the Company and Guarantors, on a consolidated basis, are able to pay their debts and other liabilities, contingent obligations and commitments as they mature and become due in the normal course of business; (c) assuming consummation of the issuance of the Notes as contemplated by this Agreement and the issuance of the Purchaser Preferred Stock, the Company and the Guarantors, on a consolidated basis, are not incurring debts or liabilities beyond their ability to pay as such debts and liabilities mature; and (d) neither the Company nor any Guarantor is engaged in any business or transaction, and does not propose to engage in any business or transaction, for which its property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which the Company or any Guarantor is engaged. For the purposes of this representation, the amount of contingent liabilities at any time shall be computed as the amount that can reasonably be expected to become an actual and matured liability.

Section 3.13 Intellectual Property; Licenses, Etc. The Company, the Guarantors, and each of their Subsidiaries owns, licenses, possesses or otherwise has the right to use, all of the trademarks, service marks, trade names, domain names, copyrights, patents, patent rights, technology, software, know-how database rights, design rights and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses as currently conducted, and, to the knowledge of the Company and the Guarantors, without violation of the rights of any Person, except to the extent such failure to own, license, possess or otherwise have the right to use or such violations, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Company and the Guarantors, no such IP Rights owned by the Company, the Guarantors or any Subsidiary infringe upon any rights held by any Person except for such infringements, individually or in the aggregate, which could not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any such IP Rights owned by the Company, the Guarantors or any Subsidiary is pending or, to the knowledge of the Company, threatened against the Company, the Guarantors or any Subsidiary which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 3.14 Approvals. No permit, consent, approval, exemption, authorization, order, registration, filing or qualification of or with any governmental authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Company or any Guarantor of any of the Notes Documents or the Company’s issuance and sale of the Notes.

Section 3.15 Possession of Licenses and Permits. The Company and its Subsidiaries possess such permits, licenses, approvals, consents and other authorizations (collectively, “Governmental Licenses”) issued by the appropriate federal, state, local or foreign regulatory agencies or bodies necessary to conduct the business now operated by them, except where the failure of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company and its Subsidiaries are in compliance with the terms and conditions of all such Governmental

Licenses, except where the failure so to comply would not, individually or in the aggregate, result in a Material Adverse Effect. All of the Governmental Licenses are valid and in full force and effect, except where the failure of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any notice of proceedings relating to the revocation or modification of any such Governmental Licenses.

Section 3.16 Title to Property. The Company and each of its Subsidiaries have good and marketable title in fee simple to all real property owned by any of them (if any) and have good and marketable title to all items of personal property that are described in or referred to in the Security Agreement and all other real and personal property that are material to the respective businesses of the Company and each of its Subsidiaries, in each case free and clear of all liens, encumbrances, claims and defects and imperfections of title except for Permitted Exceptions, in the case of the Mortgaged Properties, and, in the case of all other real and personal property and, in each case, free and clear of all Liens except for Permitted Liens or where the failure to have such title would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. All material real property, buildings and other improvements, and all equipment and other property, held under lease or sublease by the Company or any of its Subsidiaries is held by them under valid, subsisting and enforceable leases or subleases, as the case may be, with, solely in the case of leases or subleases relating to real property, buildings or other improvements, such exceptions as are not material and do not interfere with the use made or proposed to be made of such property and buildings or other improvements by the Company and its Subsidiaries, and all such leases and subleases are in full force and effect. Neither the Company nor any of its Subsidiaries has any notice of any claim of any sort that has been asserted by anyone adverse to the rights of the Company or any of its Subsidiaries under any of the leases or subleases mentioned above or affecting or questioning the rights of the Company or any of its Subsidiaries to the continued possession of the leased or subleased premises or the continued use of the leased or subleased equipment or other property, except for such claims which, if successfully asserted against the Company, or any of its Subsidiaries, would not, individually or in the aggregate, result in a Material Adverse Effect.

Section 3.17 Investment Company Act. Neither the Company nor any of its Subsidiaries is, and upon the issuance and sale of the Notes as herein contemplated and the receipt and application of the net proceeds therefrom will be, an “investment company” or an entity “controlled” by an “investment company” as such terms are defined in the Investment Company Act.

Section 3.18 Environmental Laws. Except as described in the Disclosure Letter and except as would not, individually or in the aggregate, result in a Material Adverse Effect, (a) neither the Company nor any of its Subsidiaries is in violation of any federal, state, local or foreign statute, law, rule, regulation, ordinance, code, policy or rule of common law or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent, decree or judgment, relating to pollution or protection of human health and safety, the environment (including, without limitation, indoor or outdoor air, surface water, groundwater, land surface or subsurface strata) or wildlife, or to the release or threatened release of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, flammable, corrosive or radioactive materials, petroleum or petroleum products (collectively, “Hazardous Materials”) or to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials (collectively, “Environmental Laws”), (b) the Company and its Subsidiaries have all permits, licenses, authorizations and approvals required under any applicable Environmental Laws and are each in compliance with their requirements, (c) neither the Company nor any of its Subsidiaries is subject to any order, judgment or consent decree, and there are no pending or threatened administrative, regulatory or judicial actions, suits, demands, demand letters, claims, Liens, notices of noncompliance or violation, investigation or proceedings against the Company or any of its Subsidiaries, in each case relating to any Environmental Law, and (d) there are no events or circumstances that would reasonably be expected to form the basis of an order to install or retrofit equipment, pay penalties or for clean-up or remediation of containment, or an action, suit or proceeding by any private party or governmental body or agency, against or affecting the Company or any of its Subsidiaries relating to Hazardous Materials or any Environmental Laws.

Section 3.19 Tax Returns. The Company and its Subsidiaries have filed all U.S. federal and all other material foreign, state, local and franchise tax returns that are required to be filed or have obtained extensions thereof, and have paid all taxes (including, without limitation, any estimated taxes) required to be paid and any other assessment, fine or penalty, to the extent that any of the foregoing is due and payable, except (A) for any such tax, assessment, fine or penalty that is currently being contested in good faith by appropriate actions and for which adequate reserves have been provided in accordance with GAAP, and (B) for such taxes, assessments, fines or penalties the nonpayment of which would not, individually or in the aggregate, result in a Material Adverse Effect.

Section 3.20 Insurance. The Company and its Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which they are engaged; all policies of insurance and any fidelity or surety bonds insuring the Company or any of its Subsidiaries or their respective businesses, assets, employees, officers and directors are in full force and effect; the Company and its Subsidiaries are in compliance with the terms of such policies and instruments in all material respects; there are no material claims by the Company, or any of its Subsidiaries under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause except as described in the Disclosure Letter. Since December 31, 2014, none of the Company nor any of its Subsidiaries has been refused any insurance coverage sought or applied for; and none of the Company, nor any of its Subsidiaries, is aware that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers at a cost that would not, individually or in the aggregate, result in a Material Adverse Effect.

Section 3.21 Margin Requirements. None of the transactions contemplated by this Agreement (including, without limitation, the use of the proceeds from the sale of the Notes) will violate or result in a violation of Section 7 of the Exchange Act, or any regulation promulgated thereunder, including, without limitation, Regulations T, U and X of the Board of Governors of the Federal Reserve System.

Section 3.22 No Unlawful Payments. Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company or any of its Subsidiaries, any director, officer, agent, employee, affiliate or other Person acting on behalf of the Company or any of its Subsidiaries is aware of or has taken any action, directly or indirectly, that has resulted in a violation by any such Person of any Anti-Corruption Laws, including, without limitation, any offer, payment, promise to pay or authorization of the payment of any money or other property, gift, promise to give or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA and the Company and its Subsidiaries, and, to the knowledge of the Company and its Subsidiaries, their respective affiliates, have conducted their businesses in compliance with Anti-Corruption Laws and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to ensure, continued compliance therewith. The Company will not directly or indirectly use any of the proceeds from the sale of the Notes for a purpose that would violate Anti-Corruption Laws.

Section 3.23 Money Laundering Laws. The operations of the Company and its Subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its Subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of the Company or any of its Subsidiaries, threatened.

Section 3.24 No Conflicts with Sanctions Laws. Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company or any of its Subsidiaries, any director, officer, agent, employee, affiliate or other Person acting on behalf of the Company or any of its Subsidiaries is currently or the target of any sanctions administered or enforced by the U.S. Government (including, without limitation, OFAC, the United Nations Security Council (“UNSC”), the European Union, Her Majesty’s Treasury (“HMT”), or other relevant sanctions authority (collectively, “Sanctions”), nor is the Company or any of its Subsidiaries a Sanctioned Person. The Company and its Subsidiaries have conducted their businesses in compliance with all applicable Sanctions and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to ensure, continued compliance therewith. The Company will not directly or indirectly use any of the proceeds from the sale of the Notes by the Company as contemplated by this Agreement, or lend, contribute or otherwise make available any such proceeds to any Subsidiary, joint venture partner or other Person (a) to fund any activities of or business with any Person, or in any country or territory, that, at the time of such funding, is a Sanctioned Person or otherwise the subject of Sanctions or (b) in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as initial purchaser, advisor, investor or otherwise) of Sanctions.

Section 3.25 ERISA Compliance. None of the following events has occurred or exists: (a) a failure to fulfill the obligations, if any, under the minimum funding standards of Section 302 of ERISA with respect to a Plan determined without regard to any waiver of such obligations or extension of any amortization period; (b) an audit or investigation by the United States Internal Revenue Service, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation or any other federal, state or foreign governmental or regulatory agency with respect to the employment or compensation of employees by the Company or any of its Subsidiaries that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect; or (c) any breach of any contractual obligation, or any violation of law or applicable qualification standards, with respect to the employment or compensation of employees by the Company or any of its Subsidiaries that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. None of the following events has occurred or is reasonably likely to occur: (i) a material increase in the aggregate amount of contributions required to be made to all Plans in the current fiscal year of the Company and its Subsidiaries compared to the amount of such contributions made in the Company’s most recently completed fiscal year; (ii) a material increase in the “accumulated post-retirement benefit obligations” (within the meaning of Statement of Financial Accounting Standards 106) of the Company and its Subsidiaries compared to the amount of such obligations in the Company’s most recently completed fiscal year; (iii) any event or condition giving rise to a liability under Title IV of ERISA that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect; or (iv) the filing of a claim by one or more employees or former employees of the Company or any of its Subsidiaries related to its or their employment that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. For purposes of this paragraph and the definition of ERISA, the term “Plan” means a plan (within the meaning of Section 3(3) of ERISA) with respect to which the Company or any of its Subsidiaries may have any liability.

Section 3.26 No Restrictions on Dividends. No Subsidiary of the Company is a party to or otherwise bound by any instrument or agreement that limits or prohibits or could limit or prohibit, directly or indirectly, any Subsidiary of the Company from paying any dividends or making any other distributions on its capital stock, limited or general partnership interests, limited liability company interests, or other equity interests, as the case may be, or from repaying any loans or advances from, or (except for instruments or agreements that by their express terms prohibit the transfer or assignment thereof or of any rights thereunder) transferring any of its properties or assets to, the Company or any other Subsidiary, in each case except as permitted under Section 4.05.

Section 3.27 Brokers. Except for Credit Suisse, there is no a broker, finder or other party that is entitled to receive from the Company or any of its Subsidiaries any brokerage or finder’s fee or other fee or commission as a result of any of the transactions contemplated by this Agreement.

Section 3.28 Other Pari Passu Lien Obligations. For purposes of the Indenture and the Intercreditor Agreement, the Notes Obligations will at all times constitute “Other Pari Passu Lien Obligations” under and as defined in the Indenture.

ARTICLE 4

COVENANTS

Section 4.01 Payment of Notes. The Company shall promptly pay the principal of and interest on the Notes on the dates and in the manner provided in the Notes and in this Agreement.

Section 4.02 Reports to Purchaser. Whether or not the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company shall file with the Commission, subject to the next sentence, and provide the Purchaser with such annual and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such reports to be so filed and provided at the times specified for the filings of such reports. If, at any time, the Company is not subject to the periodic reporting requirements of the Exchange Act for any reason, the Company shall nevertheless continue filing the reports specified in the preceding sentence with the Commission within the time periods required unless the Commission will not accept such a filing. The Company agrees that it shall not take any action for the purpose of causing the Commission not to accept such filings. If, notwithstanding the foregoing, the Commission will not accept such filings for any reason, the Company shall post the reports specified in the preceding sentence on its website within the time periods that would apply if the Company were required to file those reports with the Commission. To the extent any such report or information is not so filed or provided, as applicable, within the time periods specified and such information is subsequently filed or provided, as applicable, the Company will be deemed to have satisfied its obligations with respect thereto at such time and any Default with respect thereto shall be deemed to have been cured; provided that such cure shall not otherwise affect the rights of the Purchaser under Article 6 if Purchaser has declared the principal, premium, if any, and interest on the Notes to be due and payable and such declaration shall not have been rescinded or canceled prior to such cure.

At any time that any of the Company’s Subsidiaries are Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

Section 4.03 Limitation on Incurrence of Additional Indebtedness. (a) The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, “incur”) any Indebtedness; provided, however, that if no Default or Event of Default shall have occurred and be continuing at the time of or as a consequence of the incurrence of any such Indebtedness, the Company or any of its Restricted Subsidiaries that is or, upon such incurrence, becomes a Guarantor shall be entitled to incur Indebtedness (including, without limitation, Acquired Indebtedness) if on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof, the Consolidated Fixed Charge Coverage Ratio of the Company is greater than 2.0 to 1.0.

(b) The foregoing limitations in paragraph (a) shall not apply to:

(i) Indebtedness constituting Indenture Obligations in an aggregate principal amount not to exceed $425,000,000;

(ii) Indebtedness incurred pursuant to the Credit Agreement; provided that immediately after giving effect to any such incurrence, the then outstanding aggregate principal amount of all Indebtedness incurred under this clause (ii) does not exceed the greater of:

(A) $100,000,000 less (1) the amount of all mandatory principal payments pursuant to Section 4.06 actually made by the Company of Indebtedness under the Credit Agreement and (2) any required permanent repayments (which are accompanied by a corresponding permanent commitment reduction) thereunder; and

(B) the sum of (1) 85.0% of the book value of the receivables of the Company and its Restricted Subsidiaries plus (2) 50.0% of the book value of the inventory of the Company and its Restricted Subsidiaries;

(iii) Indebtedness incurred pursuant the Zena Agreements in an aggregate principal amount not to exceed $35,000,000 at any one time outstanding;

(iv) other Indebtedness of the Company and its Restricted Subsidiaries outstanding on the Issue Date reduced by the amount of any scheduled amortization payments or mandatory prepayments when actually paid or permanent reductions thereon (other than Indebtedness described in clauses (i), (ii) and (iii) of this Section 4.03(b));

(v) Indebtedness represented by Capitalized Lease Obligations and Purchase Money Indebtedness of the Company and its Restricted Subsidiaries incurred in the ordinary course of business not to exceed, at any one time outstanding, the greater of (A) $35,000,000 and (B) 5.0% of Total Assets of the Company and its Restricted Subsidiaries;

(vi) Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes) for the purpose of limiting interest rate risk, exchange rate risk or commodity pricing risk;

(vii) Indebtedness owed to the Company or to a Restricted Subsidiary of the Company for so long as such Indebtedness is held by the Company or a Restricted Subsidiary of the Company; provided that (A) if as of any date any Person other than the Company or a Restricted Subsidiary of the Company holds any such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting permitted Indebtedness under this clause (vii) by the issuer of such Indebtedness; (B) any subsequent issuance or transfer of any Capital Stock which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary shall be deemed to constitute the incurrence of such Indebtedness by the obligor thereon; (C) if the Company is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes; and (D) if a Guarantor is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all Obligations of such Guarantor with respect to its Guarantee;

(viii) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five business days of the Company’s or any Restricted Subsidiary’s knowledge of its incurrence;

(ix) Indebtedness of the Company or any of its Restricted Subsidiaries in respect of performance bonds, bankers’ acceptances, workers’ compensation claims, surety or appeal bonds, payment obligations in connection with self-insurance or similar obligations, and bank overdrafts (and letters of credit in respect thereof) in the ordinary course of business;

(x) Refinancing Indebtedness;

(xi) Indebtedness represented by guarantees by the Company or its Restricted Subsidiaries of Indebtedness otherwise permitted to be incurred under this Agreement;

(xii) Indebtedness of the Company or any Restricted Subsidiary consisting of guarantees, indemnities or other obligations in respect of purchase price adjustments in connection with the acquisition or disposition of assets;

(xiii) Indebtedness of a Restricted Subsidiary incurred and outstanding on or prior to the date on which such Subsidiary was acquired by the Company (other than Indebtedness incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary or was acquired by the Company); provided, however, that on the date of such acquisition and after giving pro forma effect thereto, the Company would have been entitled to incur at least $1.00 of additional Indebtedness pursuant to Section 4.03(a); and

(xiv) Indebtedness of the Company and its Restricted Subsidiaries constituting Notes Obligations.

(c) For purposes of determining compliance with this Section 4.03, in the event that an item of Indebtedness meets the criteria of more than one of clauses (i) through (xiv) of paragraph (b) above or is entitled to be incurred pursuant to the Consolidated Fixed Charge Coverage Ratio provisions of paragraph (a) above, the Company shall, in its sole discretion, be entitled to divide and classify (or later reclassify) an item of Indebtedness in more than one of the types of Indebtedness described above; provided that all Indebtedness outstanding under the Credit Agreement up to the maximum amount permitted under clause (ii) of paragraph (b) above shall be deemed to have been incurred pursuant to such clause (ii). Accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Capital Stock in the form of additional shares of the same class of Disqualified Capital Stock shall not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Capital Stock for purposes of this Section 4.03.

(d) The Company shall not, and shall not permit any Restricted Subsidiary that is a Guarantor to, directly or indirectly, incur any Indebtedness which by its terms (or by the terms of any agreement governing such Indebtedness) is expressly subordinated in right of payment to any other Indebtedness of the Company or such Guarantor, as the case may be, unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) made expressly subordinate to the Notes or the applicable Guarantee, as the case may be, to the same extent and in the same manner as such Indebtedness is subordinated to other Indebtedness of the Company or such Guarantor, as the case may be. For purposes of the foregoing, no Indebtedness shall be deemed to be subordinated in right of payment to any other Indebtedness of the Company or any Guarantor solely by virtue of such Indebtedness being unsecured or by virtue of the fact that the holders of such Indebtedness have entered into one or more intercreditor agreements giving one or more of such holders priority over the other holders in the collateral held by them.

(e) For purposes of determining compliance with any U.S. dollar restriction on the incurrence of Indebtedness where the Indebtedness incurred is denominated in a different currency, the amount of such Indebtedness shall be the U.S. Dollar Equivalent determined on the date of the incurrence of such Indebtedness; provided, however, that if any such Indebtedness denominated in a different currency is subject to a Currency Agreement with respect to U.S. dollars covering all principal, premium, if any, and interest payable on such Indebtedness, the amount of such Indebtedness expressed in U.S. dollars shall be as provided in such Currency Agreement. The principal amount of any Refinancing Indebtedness incurred in the same currency as the Indebtedness being Refinanced shall be the U.S. Dollar Equivalent of the Indebtedness Refinanced, except to the extent that (i) such U.S. Dollar Equivalent was determined based on a Currency Agreement, in which case the Refinancing Indebtedness shall be determined in accordance with the preceding sentence, and (ii) the principal amount of the Refinancing Indebtedness exceeds the principal amount of the Indebtedness being Refinanced, in which case the U.S. Dollar Equivalent of such excess shall be determined on the date such Refinancing Indebtedness is incurred.

Section 4.04 Limitation on Restricted Payments. (a) The Company shall not, and shall not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, make a Restricted Payment if at the time of such Restricted Payment or immediately after giving effect thereto:

(i) a Default or an Event of Default shall have occurred and be continuing (or would result therefrom);

(ii) the Company is not able to incur at least $1.00 of additional Indebtedness (other than Indebtedness permitted to be incurred under Section 4.03(b)) in compliance with Section 4.03; or

(iii) the aggregate amount of Restricted Payments (including such proposed Restricted Payment) made subsequent to the Issue Date (the amount expended for such purposes, if other than in cash, being the fair market value of such property as determined in good faith by the Board of Directors of the Company) shall exceed the sum of without duplication:

(1) 50% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) of the Company beginning the first full fiscal quarter during which the Issue Date occurs (treating such period as a single accounting period) to the end of the most recent fiscal quarter ending at least 45 days prior to the date of such Restricted Payment; plus

(2) 100% of the aggregate net cash proceeds received by the Company from any Person (other than a Subsidiary of the Company) from the issuance and sale subsequent to the Issue Date and on or prior to the date the Restricted Payment occurs (the “Reference Date”) of Qualified Capital Stock of the Company or warrants, options or other rights to acquire Qualified Capital Stock of the Company (but excluding any debt security that is convertible into, or exchangeable for, Qualified Capital Stock); plus

(3) without duplication of any amounts included in clause (2) above, 100% of the aggregate net cash proceeds of any equity contribution received by the Company from a holder of the Company’s Capital Stock subsequent to the Issue Date and on or prior to the Reference Date (excluding, in the case of clauses (2) and this clause (3), any net cash proceeds from a Public Equity Offering to the extent used to redeem the Indenture Notes in compliance with the second paragraph under paragraph 5 of the Indenture Notes); plus

(4) the amount by which the principal amount of Indebtedness of the Company (other than Indebtedness owing to a Subsidiary) is reduced upon the conversion or exchange subsequent to the Issue Date of any Indebtedness of the Company convertible or exchangeable for Qualified Capital Stock of the Company (less the amount of any cash, or the fair value of any other property, distributed by the Company upon such conversion or exchange); provided, however, that the foregoing amount shall not exceed the aggregate net cash proceeds received by the Company or any Restricted Subsidiary from the sale of such Indebtedness (excluding net cash proceeds from sales to a Subsidiary of the Company or to an employee stock ownership plan or a trust established by the Company or any of its Subsidiaries for the benefit of their employees); plus

(5) without duplication, the sum of (A) the aggregate amount returned in cash on or with respect to Investments (other than Permitted Investments) made subsequent to the Issue Date whether through interest payments, principal payments, dividends or other distributions or payments, (B) the net cash proceeds received by the Company or any of its Restricted Subsidiaries from the disposition of all or any portion of such Investments (other than to a Subsidiary of the Company), and (C) upon redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the fair market value of such Subsidiary;

provided, however, that the sum of clauses (A), (B) and (C) above shall not exceed the aggregate amount of all such Investments made subsequent to the Issue Date.

(b) Notwithstanding the foregoing, the provisions set forth in Section 4.04(a) shall not prohibit:

(i) the payment of any dividend within 60 days after the date of declaration of such dividend if the dividend would have been permitted on the date of declaration;

(ii) if no Default or Event of Default shall have occurred and be continuing, the acquisition of any shares of Capital Stock of the Company, either (A) solely in exchange for shares of Qualified Capital Stock of the Company or (B) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of shares of Qualified Capital Stock of the Company;

(iii) if no Default or Event of Default shall have occurred and be continuing, the acquisition of any Subordinated Indebtedness either (A) solely in exchange for shares of Qualified Capital Stock of the Company, or (B) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of (1) shares of Qualified Capital Stock of the Company or (2) Refinancing Indebtedness;

(iv) so long as no Default or Event of Default shall have occurred and be continuing, repurchases by the Company of Common Stock of the Company from officers, directors and employees of the Company or any of its Subsidiaries or their authorized representatives upon the death, disability or termination of employment of such employees or termination of their seat on the Board of Directors of the Company, in an aggregate amount not to exceed $5,000,000 in any calendar year (with unused amounts in any calendar year being carried over to the next two immediate succeeding calendar years subject to a maximum of $15,000,000 in any calendar year);

(v) cash payments in lieu of fractional shares issuable as dividends on Preferred Stock or upon the conversion of any convertible debt securities of the Company or any of its Restricted Subsidiaries;

(vi) other Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (vi) not to exceed $35,000,000;

(vii) so long as no Default or Event of Default shall have occurred and be continuing, the making of any Restricted Payments if, at the time of making such payments, and after giving effect thereto (including the incurrence of any Indebtedness permitted to be incurred pursuant to Section 4.03 to finance such payment), the Company’s Consolidated Leverage Ratio would not exceed 2.50 to 1.0;

(viii) the declaration and payments of dividends on Disqualified Capital Stock issued pursuant to Section 4.03; provided, however, that, at the time of payment of such dividend, no Default or Event of Default shall have occurred and be continuing (or result therefrom);

(ix) repurchases of Capital Stock deemed to occur upon exercise of stock options if such Capital Stock represents a portion of the exercise price of such options;

(x) in the event of a Change of Control, and if no Default or Event of Default shall have occurred and be continuing, the payment, purchase, redemption, defeasance or other acquisition or retirement of Subordinated Indebtedness of the Company or any Guarantor, in each case, at a purchase price not greater than 101% of the principal amount of such Subordinated Indebtedness, plus any accrued and unpaid interest thereon; provided, however, that prior to such payment, purchase, redemption, defeasance or other acquisition or retirement, the Company (or a third party to the extent permitted by this Agreement) has made a Change of Control Offer with respect to the Notes as a result of such Change of Control and has repurchased all Notes validly elected to be purchased and not withdrawn in connection with such Change of Control Offer;

(xi) so long as no Default or Event of Default shall have occurred and be continuing (or would otherwise result therefrom), payments of intercompany Subordinated Indebtedness, the incurrence of which was permitted under clause (vii) above;

(xii) the declaration and payments of dividends on shares of Series B Preferred Stock outstanding on the Issue Date, up to an amount not to exceed 12% per annum of the liquidation preference of such shares issued and outstanding at the time of the declaration of such dividend, and shares of Series D Preferred Stock outstanding on the Issue Date, up to an amount not to exceed 6% per annum of the liquidation preference of such shares issued and outstanding at the time of the declaration of such dividend; provided, however, that, at the time of the declaration and the payment of such dividend, no Default or Event of Default shall have occurred and be continuing (or result therefrom); provided, further, that the aggregate amount of dividends paid under this clause (xii) shall not exceed $300,000 in any calendar year; or

(xiii) so long as no Default or Event of Default shall have occurred and be continuing, the declaration and payment of dividends on the Capital Stock of the Company pursuant to a publicly announced regular dividend policy of the Company in an amount not to exceed $3,000,000 in the aggregate for any fiscal quarter.

In determining the aggregate amount of Restricted Payments made subsequent to the Issue Date in accordance with Section 4.01(a)(iii), amounts expended pursuant to Section 4.04(b)(i), (ii)(B), (iii)(B)(1), (iv) and (x) shall be included in such calculation.

Section 4.05 Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries. The Company shall not, and shall not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary of the Company to:

(a) pay dividends or make any other distributions on or in respect of its Capital Stock;

(b) make loans or advances to the Company or any other Restricted Subsidiary or to pay any Indebtedness or other Obligation owed to the Company or any other Restricted Subsidiary of the Company; or

(c) transfer any of its property or assets to the Company or any other Restricted Subsidiary of the Company,

except in each case for such encumbrances or restrictions existing under or by reason of:

(i) applicable law, rule, regulation or order;

(ii) the Indenture, the Indenture Notes and the other Indenture Documents, in each case in effect on the Closing Date;

(iii) customary non-assignment provisions of any contract or any lease governing a leasehold interest of any Restricted Subsidiary of the Company;

(iv) any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired;

(v) agreements existing on the Issue Date to the extent and in the manner such agreements are in effect on the Issue Date;

(vi) the Credit Agreement, the Security Documents and the Intercreditor Agreement, in each case in effect on the Closing Date;

(vii) restrictions on the transfer of assets subject to any Lien permitted under this Agreement imposed by the holder of such Lien;

(viii) customary provisions in joint venture agreements and other similar agreements (in each case relating solely to the respective joint venture or similar entity or the equity interests therein) entered into in the ordinary course of business;

(ix) an agreement governing Indebtedness incurred to Refinance the Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clauses (ii), (iv), (v) and (vii) above; provided, however, that the provisions relating to such encumbrance or restriction contained in any such Indebtedness are no less favorable to the Company in any material respect as determined by the Board of Directors of the Company in their reasonable and good faith judgment than the provisions relating to such encumbrance or restriction contained in agreements referred to in such clauses (ii), (iv), (v) and (vii);

(x) restrictions on cash, Cash Equivalents or other deposits or net worth imposed under contracts entered into the ordinary course of business, including such restrictions imposed by customers or insurance, surety or bonding companies;

(xi) any encumbrance or restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition;

(xii) provisions contained in any license, permit or other accreditation with a regulatory authority entered into the ordinary course of business; and

(xiii) this Agreement or any other Notes Document.

Section 4.06 Limitation on Asset Sales. (I)(a) The Company shall not, and shall not permit any of its Restricted Subsidiaries to, consummate any Asset Sale of any assets that do not constitute ABL Priority Collateral (“Non-ABL Priority Collateral”), unless:

(1) the Company or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of (as determined in good faith by the Company’s Board of Directors);

(2) at least 75% of the consideration received by the Company or the Restricted Subsidiary, as the case may be, from such Asset Sale shall be in the form of cash, Cash Equivalents and is received at the time of such disposition; provided that the amount of:

(a) any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet) of the Company or any such Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes or any Guarantee of a Guarantor) that are assumed by the transferee of any such assets; and

(b) any securities, notes or other Obligations or assets received by the Company or such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of such cash or Cash Equivalents received) within 90 days following the closing of such Asset Sale (clause (a) and (b) collectively, “Non-Cash Consideration”) shall, in each case, be deemed to be cash for purposes of this clause (2);

(3) without limitation of the provisions described in Section 4.17, to the extent that any consideration received by the Company or any Restricted Subsidiary in such Asset Sale (including, for the avoidance of doubt, any Non-Cash Consideration) consists of assets that constitute Notes Priority Collateral, such assets, including the assets of any Person that becomes a Guarantor as a result of such transaction, are concurrently with their acquisition added to the Notes Priority Collateral; and

(4) the Net Cash Proceeds from any such Asset Sale of Notes Priority Collateral is paid directly by the purchaser thereof to the Notes Collateral Agent to be held in trust in a Collateral Account for application in accordance with this Section 4.06.

Notwithstanding the provisions of Section 4.06(I)(a), the Company and the Restricted Subsidiaries shall not be required to cause any Net Cash Proceeds to be held in a Collateral Account in accordance with Section 4.06(I)(a)(4) except to the extent the aggregate Net Cash Proceeds from all Asset Sales of Notes Priority Collateral which are not held in a Collateral Account, or have not been previously applied in accordance with the provisions of this Section 4.06 relating to the application of Net Cash Proceeds from Asset Sales of Notes Priority Collateral, exceeds $10,000,000.

(b) Upon the consummation of an Asset Sale covered by Section 4.06(I), other than any Major Asset Sale, the Company shall apply, or cause such Restricted Subsidiary to apply, the Net Cash Proceeds relating to such Asset Sale within 365 days of receipt thereof:

(1) to make one or more offers to the Purchaser and the Security Holders to redeem Notes, together with Indenture Obligations, pursuant to and subject to the conditions contained in this Agreement as further described below; provided, however, that in connection with any redemption of Indebtedness pursuant to this clause (1), the Company or such Restricted Subsidiary shall permanently retire such Indebtedness and shall cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so redeemed; provided further that if the Company or such Restricted Subsidiary shall so reduce any Indenture Obligations, the Company will equally and ratably reduce Indebtedness under the Notes by making an offer to the Purchaser to redeem at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, the pro rata principal amount of the Notes, such offer to be conducted in accordance with the procedures set forth below for an Net Proceeds Offer but without any further limitation in amount;

(2) to make an investment in properties and assets that replace the properties and assets that were the subject of such Asset Sale or in properties and assets (including Capital Stock) that will be used in the business of the Company and its Restricted Subsidiaries as existing on the Closing Date or in businesses reasonably related thereto (“Replacement Assets”); provided that, without limitation of the provisions described in Section 4.17 any such Replacement Assets, including the assets of any Person that becomes a Guarantor as a result of such transactions acquired with Net Cash Proceeds from an Asset Sale of Notes Priority Collateral are concurrently with their acquisition added to the Notes Priority Collateral;

(3) to the extent such Net Cash Proceeds are from Asset Sales of Collateral or Capital Stock deemed not to be part of the Collateral pursuant to this Agreement and the Security Documents, to permanently reduce Indebtedness of a Restricted Subsidiary that is not a Guarantor, other than Indebtedness owed to the Company, a Guarantor or a Restricted Subsidiary; or

(4) to make one or more Restricted Payments to the extent permitted under Section 4.04;

provided that, in the case of Section 4.06(I)(b)(2), if and to the extent that, within 365 days after the Asset Sale that generated the Net Cash Proceeds, the Company or any Restricted Subsidiary has entered into and not abandoned or rejected a binding agreement to consummate any such investment (an “Acceptable Commitment”) and such investment is thereafter completed within 180 days after such 365-day period, the Company and its Restricted Subsidiaries shall be deemed to have complied with Section 4.06(I)(b)(2); provided further that if any Acceptable Commitment is later cancelled or terminated for any reason before such Net Cash Proceeds are applied, then such Net Cash Proceeds shall constitute a part of the Net Proceeds Offer Amount;

(c) On the 366th day (or, if extended in accordance with the proviso in the preceding paragraph, the 546th day) after an Asset Sale covered by Section 4.06(I)(b) or such earlier date, if any, as the Board of Directors of the Company or of such Restricted Subsidiary determines not to apply the Net Cash Proceeds relating to such Asset Sale as set forth in Section 4.06(I)(b)(1), (2), (3) and (4), and, with respect to any Major Asset Sale, on the 20th day after such Asset Sale (each, a “Net Proceeds Offer Trigger Date”), such aggregate amount of Net Cash Proceeds which have not been applied on or before such Net Proceeds Offer Trigger Date as permitted in Section 4.06(I)(b)(1), (2), (3) and (4) and, with respect to any Major Asset Sale, 100% of the Net Cash Proceeds of such Asset Sale (each a “Net Proceeds Offer Amount”) shall be applied by the Company or such Restricted Subsidiary to make an offer to purchase (the “Net Proceeds Offer”) to the Purchaser and, to the extent required by the terms of the Indenture Documents, to all holders of Indenture Obligations, to purchase the maximum aggregate principal amount of the Notes and any such Indenture Obligations that may be purchased out of the Net Proceeds Offer Amount at an offer price in cash in an amount equal to 100% of the principal amount of the Notes and Indenture Obligations, in each case, plus accrued and unpaid interest, if any, to, but not including, the date of purchase, in accordance with the procedures set forth in this Agreement or the agreements governing the Indenture Obligations, as applicable, on a date not less than 30 nor more than 45 days following the applicable Net Proceeds Offer Trigger Date, from the Purchaser (and holders of any such Indenture Obligations) on a pro rata basis but in round denominations, which in the case of the Notes shall be minimum denominations of $2,000 principal amount or any greater integral multiple of $1,000 thereof; provided, however, that if at any time any non-cash consideration received by the Company or any Restricted Subsidiary of the Company, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder and the Net Cash Proceeds thereof shall be applied in accordance with this Section 4.06.

(d) Except with respect to any Major Asset Sale, the Company may defer the Net Proceeds Offer until there is an aggregate unutilized Net Proceeds Offer Amount equal to or in excess of $50,000,000 resulting from one or more Asset Sales (at which time, the entire unutilized Net Proceeds Offer Amount, and not just the amount in excess of $50,000,000, shall be applied as required pursuant to this Section 4.06).

(e) Each Net Proceeds Offer shall be mailed to the Purchaser within 25 days following the Net Proceeds Offer Trigger Date, and shall comply with the procedures set forth in Section 4.06(V). Upon receiving notice of the Net Proceeds Offer, the Purchaser may elect to have its Notes redeemed by the Company in whole or in part in minimum denominations of $2,000 principal amount or any greater integral multiple of $1,000 thereof in exchange for cash. To the extent the Purchaser properly make such election and holders of Indenture Obligations properly tender such Indenture Obligations in an amount exceeding the Net Proceeds Offer Amount, the tendered Notes and Indenture Obligations will be purchased on a pro rata basis based on the aggregate amounts of Notes elected to be redeemed and Indenture Obligations tendered. A Net Proceeds Offer shall remain open for a period of 20 business days or such longer period as may be required by law. If any Net Cash Proceeds remain after the consummation of any Net Proceeds Offer, the Company may use those Net Cash Proceeds for any purpose not otherwise prohibited by this Agreement. Upon completion of each Net Proceeds Offer, the amount of Net Cash Proceeds covered by Section 4.06(I) will be reset at zero.

(II) (a) The Company shall not, and shall not permit any of its Restricted Subsidiaries to, consummate any Asset Sale of any ABL Priority Collateral, unless:

(1) the Company or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of (as determined in good faith by the Company’s Board of Directors); and

(2) at least 75% of the consideration received by the Company or the Restricted Subsidiary, as the case may be, from such Asset Sale shall be in the form of cash (including Non-Cash Consideration) and/or Cash Equivalents and is received at the time of such disposition.

(b) Upon the consummation of an Asset Sale covered by this Section 4.06(II), other than any Major Asset Sale, the Company shall apply, or cause such Restricted Subsidiary to apply, the Net Cash Proceeds relating to such Asset Sale within 365 days of receipt thereof:

(1) to permanently reduce Indebtedness under the Credit Agreement or any other Indebtedness of the Company or a Guarantor that, in each case, is secured by a Lien on the ABL Priority Collateral that is prior to the Lien on the ABL Priority Collateral in favor of the Notes Collateral Agent (and, in the case of revolving obligations, to effect a permanent reduction in the availability under such revolving facilities), in each case other than Indebtedness owed to the Company or a Subsidiary of the Company;

(2) to make an Investment in Replacement Assets;

(3) to make one or more Restricted Payments to the extent permitted under Section 4.04; or

(4) a combination of the foregoing;

provided that, in the case of Section 4.06(II)(b)(2), an Acceptable Commitment shall be treated as a permitted application of the Net Cash Proceeds from the date of such commitment; provided further that if any Acceptable Commitment is later cancelled or terminated for any reason before such Net Cash Proceeds are applied, then such Net Cash Proceeds shall constitute a part of the Net ABL Proceeds Offer Amount;

(c) On the 366th day (or, if extended in accordance with the proviso in the preceding paragraph, the 546th day) after an Asset Sale covered by Section 4.06(II)(b) or such earlier date, if any, as the Board of Directors of the Company or of such Restricted Subsidiary determines not to apply the Net Cash Proceeds relating to such Asset Sale as set forth in Section 4.06(II)(b)(1), (2), (3), and (4), and, with respect to any Major Asset Sale, on the 20th day after such Asset Sale (each, a “Net ABL Proceeds Offer Trigger Date”), such aggregate amount of Net Cash Proceeds which have not been applied on or before such Net ABL Proceeds Offer Trigger Date as permitted in Section 4.06(II)(b)(1), (2), (3), and (4) and, with respect to any Major Asset Sale, 100% of the Net Cash Proceeds of such Asset Sale that are not required to be applied as a prepayment pursuant to the terms of the Credit Agreement (it being understood that any such prepayment shall be permitted under this Section 4.06(II)(c) (each, a “Net ABL Proceeds Offer Amount”) shall be applied by the Company or such Restricted Subsidiary to make an offer to purchase (the “Net ABL Proceeds Offer”) to the Purchaser and, to the extent required by the terms of the Indenture Obligations, to all holders of such Indenture Obligations, to redeem the maximum aggregate principal amount of the Notes and any such Indenture Obligations that may be redeemed out of the Net ABL Proceeds Offer Amount at a redemption price in cash in an amount equal to 100% of the principal amount of the Notes and Indenture Obligations, in each case, plus accrued and unpaid interest, if any, to, but not including, the date of purchase, in accordance with the procedures set forth in this Agreement or the agreements governing the Indenture Obligations, as applicable, on a date not less than 30 nor more than 45 days following the applicable Net ABL Proceeds Offer Trigger Date, from the Purchaser (and holders of any such Indenture Obligations) on a pro rata basis but in round denominations, which in the case of the Notes will be minimum denominations of $2,000 principal amount or any greater integral multiple of $1,000 thereof; provided, however, that if at any time any Non-Cash Consideration received by the Company or any Restricted Subsidiary of the Company, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such Non-Cash Consideration), then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder and the Net Cash Proceeds thereof shall be applied in accordance with this Section 4.06.

(d) Except with respect to any Major Asset Sale, the Company may defer the Net ABL Proceeds Offer until there is an aggregate unutilized Net ABL Proceeds Offer Amount equal to or in excess of $50,000,000 resulting from one or more Asset Sales (at which time, the entire unutilized Net ABL Proceeds Offer Amount, and not just the amount in excess of $50,000,000, shall be applied as required pursuant to this paragraph).

(e) Each Net ABL Proceeds Offer shall be mailed to the Purchaser within 25 days following the Net ABL Proceeds Offer Trigger Date, and shall comply with the procedures set forth in this Agreement. Upon receiving notice of the Net Proceeds Offer, the Purchaser may elect for its Notes to be redeemed by the Company in whole or in part in minimum denominations of $2,000 principal amount or any greater integral multiple of $1,000 thereof in exchange for cash. To the extent the Purchaser properly make such election and holders of Indenture Obligations properly tender such Indenture Obligations in an amount exceeding the Net ABL Proceeds Offer Amount, the tendered Notes and Indenture Obligations will be purchased on a pro rata basis based on the aggregate amounts of Notes and Indenture Obligations tendered. A Net

ABL Proceeds Offer shall remain open for a period of 20 business days or such longer period as may be required by law. If any Net Cash Proceeds remain after the consummation of any Net ABL Proceeds Offer, the Company may use those Net Cash Proceeds for any purpose not otherwise prohibited by this Agreement. Upon completion of each Net ABL Proceeds Offer, the amount of Net Cash Proceeds covered by this clause (b) will be reset at zero.

(III) Pending the final application of Net Cash Proceeds pursuant to this Section 4.06, the Company may temporarily reduce borrowings under the Credit Agreement or any other revolving credit facility.

(IV) For the purposes of this Section 4.06, any sale by the Company or a Restricted Subsidiary of the Capital Stock of a Restricted Subsidiary that owns assets constituting Non-ABL Priority Collateral or ABL Priority Collateral shall be deemed to be a sale of such Non-ABL Priority Collateral or ABL Priority Collateral (or, in the event of a Restricted Subsidiary that owns assets that include any combination of Non-ABL Priority Collateral and ABL Priority Collateral, a separate sale of each of such Non-ABL Priority Collateral and ABL Priority Collateral). In the event of any such sale (or a sale of assets that includes any combination of Non-ABL Priority Collateral and ABL Priority Collateral), the proceeds received by the Company and the Restricted Subsidiaries in respect of such sale shall be allocated to the Non-ABL Priority Collateral and ABL Priority Collateral as described in the Intercreditor Agreement. In addition, for purposes of this Section 4.06, any sale by the Company or any Restricted Subsidiary of the Capital Stock of any Person that owns only ABL Priority Collateral will not be subject to Section 4.06(I), but rather will be subject to Section 4.06(II).

(V) (a) Not later than the date upon which a copy of a Net Proceeds Offer or a Net ABL Proceeds Offer, as applicable, is delivered to the Purchaser as provided in Sections 4.06(I)(e) or 4.06(II)(e), respectively, the Company shall deliver to the Purchaser an Officers’ Certificate as to (1) the Net Proceeds Offer Amount or the Net ABL Proceeds Offer Amount, as applicable, including information as to any Indenture Obligations included in the Net Proceeds Offer or Net ABL Proceeds Offer, (2) the allocation of the Net Cash Proceeds from the Asset Sale pursuant to which such Net Proceeds Offer or Net ABL Proceeds Offer is being made and (3) the compliance of such allocation with the provisions of Section 4.06(I) or Section 4.06(II), as applicable. On such date, the Company shall also irrevocably deposit with the Trustee or segregate and hold in trust an amount equal to the Net Proceeds Offer Amount or the Net ABL Proceeds Offer Amount, as applicable, to be held for payment in accordance with the provisions of this Section 4.06(V). If the Net Proceeds Offer or Net ABL Proceeds Offer includes Indenture Obligations, the amount held in trust as described in the preceding sentence may be deposited with the Trustee or any applicable paying agent pursuant to arrangements satisfactory to the Purchaser. Upon the expiration of the period for which the Net Proceeds Offer or the Net ABL Proceeds Offer, as applicable, remains open, as described in Section 4.06(I)(e) or 4.06(II)(e), respectively, and (the “Offer Period”), the Company shall, on the date required by the applicable Net Proceeds Offer or Net ABL Proceeds Offer (such date, the “Offer Payment Date”), mail or deliver payment (or cause the delivery of payment) to the Purchaser in the amount of the purchase price. In the event that the aggregate purchase price of the Notes is less than the Net Proceeds Offer Amount or the Net ABL Proceeds Offer Amount, as applicable, applicable to the Notes, the Company may retain the excess immediately after the expiration of the Offer Period for application in accordance with this Section 4.06.

(b) The Purchaser shall be required to surrender any Note elected to be redeemed, with an appropriate form duly completed, to the Company at the address specified in the notice at least three business days prior to the Offer Payment Date. The Purchaser shall be entitled to withdraw its election if the Company receives not later than one business day prior to the Offer Payment Date, a telex, facsimile transmission or letter setting forth the principal amount of the Note which was delivered for redemption by the Purchaser and a statement that the

Purchaser is withdrawing his election to have such Note redeemed. To the extent any Notes are purchased only in part the Purchaser shall be issued new Notes equal in principal amount to the unredeemed portion of the Notes surrendered.

(c) A Note shall be deemed to have been accepted for redemption at the time the Company, directly or through an agent, mails or delivers payment therefor to the Purchaser.

(VI) The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with Section 4.06, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under Section 4.06 by virtue thereof.

Section 4.07 Limitation on Affiliate Transactions. (a) The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its Affiliates (each, an “Affiliate Transaction”), other than (1) Affiliate Transactions permitted under Section 4.07(b) and (2) Affiliate Transactions on terms that are no less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate of the Company or such Restricted Subsidiary.

All Affiliate Transactions (and each series of related Affiliate Transactions which are similar or part of a common plan) involving aggregate payments or other property with a fair market value in excess of $5,000,000 shall be approved by a majority of the non-employee directors of the Board of Directors of the Company disinterested with respect to such Affiliate Transaction, such approval to be evidenced by a Board Resolution stating that such disinterested non-employee directors have in good faith determined that such transaction complies with the foregoing provisions. If the Company or any Restricted Subsidiary of the Company enters into an Affiliate Transaction (or a series of related Affiliate Transactions related to a common plan) that involves an aggregate fair market value of more than $15,000,000, the Company or such Restricted Subsidiary, as the case may be, shall, prior to the consummation thereof, obtain a favorable opinion as to the fairness of such transaction or series of related transactions to the Company or the relevant Restricted Subsidiary, as the case may be, from a financial point of view, from an Independent Financial Advisor and file the same with the Purchaser.

(b) The restrictions set forth in Section 4.07(a) shall not apply to:

(1) reasonable fees and compensation paid to and indemnity provided on behalf of, officers, directors, employees or consultants of the Company or any Restricted Subsidiary of the Company as determined in good faith by the Company’s Board of Directors or senior management;

(2) transactions exclusively between or among the Company and any of its Restricted Subsidiaries or exclusively between or among such Restricted Subsidiaries, provided that such transactions are not otherwise prohibited by this Agreement;

(3) any agreement as in effect as of the Issue Date or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) in any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the Purchaser in any material respect than the original agreement as in effect on the Issue Date;

(4) Restricted Payments permitted by this Agreement;

(5) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors of the Company;

(6) loans or advances to employees in the ordinary course of business in accordance with the past practices of the Company or its Restricted Subsidiaries, but in any event not to exceed $5,000,000 in the aggregate outstanding at any one time;

(7) the payment of reasonable fees to directors of the Company and its Restricted Subsidiaries who are not employees of the Company or its Restricted Subsidiaries;

(8) transactions with customers, clients, vendors, suppliers or other purchasers or sellers of goods or services, in each case in the ordinary course of business (including pursuant to joint venture agreements);

(9) the issuance or sale of any Qualified Capital Stock of the Company; and

(10) any transaction on arm’s-length terms with any non-Affiliate that becomes an Affiliate as a result of such transactions.

Section 4.08 Conduct of Business. The Company and its Restricted Subsidiaries shall not engage in any businesses which are not Related Businesses.

Section 4.09 Change of Control. (a) Upon the occurrence of a Change of Control, the Purchaser shall have the right to require that the Company purchase all or a portion the Notes pursuant to the offer described below (the “Change of Control Offer”), at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase.

(b) Within 30 days following the date upon which the Change of Control occurred, the Company shall send, by first class mail, a notice to the Purchaser, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things:

(i) that a Change of Control has occurred and that the Purchaser has the right to require the Company to purchase the Notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase, plus accrued and unpaid interest, if any, to the date of purchase;

(ii) the circumstances and relevant facts regarding such Change of Control;

(iii) the purchase date (which shall be no earlier than 30 days nor later than 45 days from the date such notice is mailed, other than as may be required by law) (the “Change of Control Payment Date”); and

(iv) the instructions, as determined by the Company, consistent with this Section 4.09, that the Purchaser must follow in order to have the Notes purchased.

(c) The Purchaser may elect to have the Notes purchased pursuant to a Change of Control Offer by notifying the Company in a writing delivered the address specified in the Change of Control Offer notice prior to the close of business on the third business day prior to the Change of Control Payment Date. The Purchaser shall be entitled to withdraw such election if the Company receives not later than one business day prior to the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth a statement that the Purchaser is withdrawing his election to have the Notes purchased.

(d) On the Change of Control Payment Date, the Company shall pay the purchase price plus accrued and unpaid interest, if any, to the Purchaser.

(e) Notwithstanding the foregoing provisions of this Section, the Company shall not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Agreement applicable to a Change of Control Offer made by the Company and purchases the Notes redeemed under such Change of Control Offer.

(f) A Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

(g) The Company shall comply with any securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section by virtue thereof.

Section 4.10 Limitation on Liens. (a) The Company shall not, and shall not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or permit or suffer to exist any Liens (“Initial Lien”) of any kind against or upon any property or assets of the Company or any of its Restricted Subsidiaries whether owned on the Closing Date or acquired after the Closing Date, or any proceeds therefrom, or assign or otherwise convey any right to receive income or profits therefrom other than:

(i) in the case of the Notes Priority Collateral, any Initial Lien if (A) such Initial Lien expressly ranks junior to the first-priority security interest intended to be created in favor of the Notes Collateral Agent for the benefit of the Purchaser, the Trustee, the Notes Collateral Agent, and the Securities Holders, provided that the terms of such junior interest will be no more favorable to the beneficiaries thereof than the terms contained in the Intercreditor Agreement, or (B) such Initial Lien is a Permitted Collateral Lien;

(ii) in the case of the ABL Priority Collateral, any Initial Lien if (A) the Notes and the Guarantees are equally and ratably secured on a second-priority basis by such ABL Priority Collateral until such time as such Initial Lien is released or (B) such Initial Lien is a Permitted Lien; and

(iii) in the case of any other asset or property, any Initial Lien if (A) the Notes and the Guarantees are equally and ratably secured with (or on a senior basis to, in the case such Initial Lien secures any Subordinated Indebtedness) the obligations secured by such Initial Lien or (B) such Initial Lien is a Permitted Lien.

(b) Any Lien created for the benefit of the Purchaser pursuant to Section 4.10(a)(ii) or (iii) will be automatically and unconditionally released and discharged upon the release and discharge of each Initial Lien to which it relates, which release and discharge in the case of any sale of any asset or property shall not affect any Lien that the Notes Collateral Agent may have on the proceeds from such sale.

(c) Any reference to a Permitted Collateral Lien or a Permitted Lien is not intended to subordinate or postpone, and shall not be interpreted as subordinating or postponing, or as any agreement to subordinate or postpone, any Lien in favor of the Notes Collateral Agent in respect of the Notes Priority Collateral or the ABL Priority Collateral.

(d) With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness. The “Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest or fees, any accretion of accreted value, any amortization of original issue discount, any payment of interest in the form of additional Indebtedness containing the same terms or in the form of Qualified Capital Stock of the Company, any payment of dividends on Preferred Stock in the form of additional shares of Preferred Stock of the same class or any accretion of original issue discount or liquidation preference and any increase in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness.

Section 4.11 Limitation on Sale/Leaseback Transactions. The Company shall not, and shall not permit any Restricted Subsidiary to, enter into any Sale/Leaseback Transaction with respect to any property unless:

(a) the Company or such Restricted Subsidiary would be entitled to (i) incur Indebtedness in an amount equal to the Attributable Debt with respect to such Sale/Leaseback Transaction pursuant to Section 4.03 and (ii) (A) in the case of a Sale/Leaseback Transaction involving Notes Priority Collateral, create a Permitted Collateral Lien on such Notes Priority Collateral securing such Attributable Debt or (B) in the case of a Sale/Leaseback Transaction involving ABL Priority Collateral or any other property or asset, create a Permitted Lien on such ABL Priority Collateral, property or asset, as applicable;

(b) the net proceeds received by the Company or any Restricted Subsidiary in connection with such Sale/Leaseback Transaction are at least equal to the fair market value of such property; and

(c) the Company applies the proceeds of such transaction in compliance with Section 4.06.

Section 4.12 Future Guarantors. The Company shall not permit any of its Wholly Owned Subsidiaries that are organized in the United States or any State thereof or the District of Columbia, directly or indirectly, by way of the pledge of any intercompany note or otherwise, to incur any Indebtedness or assume, guarantee or in any other manner become liable with respect to Indebtedness of the Company or any Guarantor, including under the Credit Agreement, unless such Restricted Subsidiary is a Guarantor or contemporaneously executes and delivers to the Purchaser a Guarantee Agreement pursuant to which such Restricted Subsidiary shall guarantee payment of the Notes on a senior secured basis on the same terms and conditions as those set forth in this Agreement and applicable to the other Guarantors and delivers to the Purchaser joinders or supplements, as applicable, in form and substance reasonably satisfactory to the Purchaser, to the Security Documents and Intercreditor Agreement, as well as an Opinion of Counsel that such Guarantee Agreement, joinders and supplements, as applicable, have been duly authorized, executed and delivered by such Restricted Subsidiary and constitute a legal, valid, binding and enforceable obligation of such Restricted Subsidiary.

Notwithstanding the foregoing, any such Guarantee by a Restricted Subsidiary of the Notes shall provide by its terms that it shall be automatically and unconditionally released and discharged, as described under Article 10 of this Agreement.

Section 4.13 Use of Proceeds. Proceeds received from the issuance of the Notes shall be used primarily to fund (a) the remaining capital expenditures set forth on Schedule 4.13 associated with the construction project at the Company’s El Dorado chemical facility in El Dorado, Arkansas and (b) for the general corporate and working capital purposes of the businesses of the Company and its Subsidiaries as conducted on the Closing Date. No more than $10 million of proceeds of the Notes shall be used for any purpose not contemplated by clause (a) of the immediately preceding sentence without the prior written consent of the Purchaser. The Company will not use the proceeds from the sale of the Notes in violation of the last sentence of Section 3.22 or the last sentence of Section 3.24.

Section 4.14 Compliance Certificate. The Company shall deliver to the Purchaser within 120 days after the end of each fiscal year of the Company an Officers’ Certificate stating that in the course of the performance by the signers of their duties as Officers of the Company they would normally have knowledge of any Default and whether or not the signers know of any Default that occurred during such period. If they do, the certificate shall describe the Default, its status and what action the Company is taking or proposes to take with respect thereto.

Section 4.15 Information Regarding Collateral. (a) The Company shall furnish to the Purchaser and the Notes Collateral Agent, with respect to the Company or any Guarantor, written notice within five business days of any change in such Person’s (i) organizational name, (ii) jurisdiction of organization or formation, (iii) identity or organizational structure or (iv) organizational identification number. The Company and the Guarantors shall agree to make all filings under the Uniform Commercial Code or equivalent statutes or otherwise that are required by applicable law in order for the Notes Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral.

(b) Each year, at the time of delivery of annual financial statements in accordance with Section 4.02 of this Agreement, the Company shall deliver to the Purchaser and the Notes Collateral Agent a certificate of a financial officer setting forth the information required pursuant to the perfection certificate delivered on the Issue Date pursuant to the Indenture or confirming there has been no change in such information since the date of the prior delivered perfection certificate.

(c) The Company shall (i) furnish to the Purchaser and the Notes Collateral Agent prompt written notice of any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any material portion of the Collateral under power of eminent domain or by condemnation or similar proceeding and (ii) ensure that the net proceeds of any such event (whether in the form of insurance proceeds, condemnation awards or otherwise) are collected and applied in accordance with the applicable provisions of the Security Documents.

Section 4.16 Further Assurances and After-Acquired Property. Subject to the applicable limitations set forth in the Security Documents and this Agreement (including with respect to Excluded Assets), the Company and the Guarantors shall execute any and all further documents, financing statements, agreements and instruments, and take all further action that may be required under applicable law, or that the Purchaser or the Notes Collateral Agent may reasonably request, in order to grant, preserve, protect and perfect the validity and priority of the security interests created or intended to be created by the Security Documents in the Collateral. Subject to the applicable limitations set forth in the Security Documents and this Agreement (including with respect to Excluded Assets), if the Company or a Guarantor acquires property that is not automatically subject to a perfected security interest under the Security Documents and such property constitutes or would constitute Collateral (including any asset of the Company or a Guarantor that becomes Collateral subsequent to the Closing Date as a result of such asset ceasing to be an Excluded Asset) or an entity becomes a Guarantor, then the Company or such Guarantor shall, within 90 days after acquisition or 90 days after the date such asset ceases to be an Excluded Asset (with respect to real property and related fixtures) (in each case, or such longer period as the Purchaser may agree in its sole discretion) and as soon as practicable (with respect to other assets), provide a security interest over such property (or, in the case of a new Guarantor, its assets that would constitute Collateral under the Security Documents) in favor of the Notes Collateral Agent and deliver certain joinder agreements or supplements as required by this Agreement and the Security Documents. Notwithstanding the foregoing, until the Discharge of ABL Obligations, the Company and the Guarantors shall only be required to comply with the foregoing requirements with respect to any ABL Priority Collateral to the extent that such ABL Priority Collateral is concurrently being pledged to secure the obligations under the Lenders Debt.

Section 4.17 Further Instruments and Acts. Upon request of the Purchaser, the Company shall execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of this Agreement.

Section 4.18 Post-Closing Obligations.

(a) Delivery of Mortgages. The Company shall execute and deliver, or cause to be executed and delivered, as the case may be, (a) Mortgages with respect to each of the real properties listed on Schedule 3.07(a), (b) a policy or policies of title insurance issued, or an unconditional commitment to issue such policy or policies, by a nationally recognized title insurance company insuring the Lien on each Mortgage identified in clause (a) as a valid and enforceable Lien on the same first-priority basis as the existing first-lien mortgages, covering the mortgaged property described therein, free of any other Liens except Permitted Collateral Liens, which policy or policies shall include such customary endorsements and affirmative coverages as the Purchaser may reasonably request, (c) if any mortgaged property in a Mortgage identified in clause (a) is located in an area determined by the Federal Emergency Management Agency to have special flood hazards, evidence of such flood insurance as may be required under applicable law, including Regulation H of the Board of Governors, and (d) such surveys, appraisals, legal opinions and other customary title closing documents as the Purchaser may reasonably request with respect to any Mortgage identified in clause (a) or the mortgaged property described therein, in each case within 45 calendar days after the Closing Date (or such later time as is consented to by the Purchaser); provided that the amount of Notes Obligations secured by any such Mortgages in respect of real property in Alabama and Oklahoma shall not exceed the respective maximum secured amounts set forth on such Schedule 3.07(a).

(b) Delivery of Local Opinions. Within 10 business days after the Closing Date (or such later time as is consented to by the Purchaser), the Company shall deliver a duly executed copy of the favorable opinion of Conners & Winters, LLP, Oklahoma counsel to the Company, in form and substance reasonably satisfactory to the Purchaser.

ARTICLE 5

SURVIVING ENTITY

Section 5.01 Merger, Consolidation and Sale of Assets. (a) The Company shall not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary of the Company to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of the Company’s assets (determined on a consolidated basis for the Company and the Company’s Restricted Subsidiaries) whether as an entirety or substantially as an entirety to any Person unless:

(i) either:

(A) the Company shall be the surviving or continuing corporation; or

(B) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of the Company and of the Company’s Restricted Subsidiaries substantially as an entirety (the “Surviving Entity”) (1) shall be a corporation organized and validly existing under the laws of the United States or any State thereof or the District of Columbia, and (2) shall expressly assume, by joinder or other documents or instruments (in each case, in form and substance satisfactory to the Purchaser), executed and delivered to the Purchaser, the due and punctual payment of the principal of, and premium, if any, and interest on all of the Notes and the performance of every covenant of the Notes and this Agreement on the part of the Company to be performed or observed, and all obligations of the Company under the Security Documents and Intercreditor Agreement;

(ii) immediately after giving effect to such transaction and the assumption contemplated by clause (i)(B)(2) above (including giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction), the Company or such Surviving Entity, as the case may be, shall be able to incur at least $1.00 of additional Indebtedness (other than Indebtedness permitted to be incurred under Section 4.03(b)) pursuant to Section 4.03;

(iii) immediately before and immediately after giving effect to such transaction and the assumption contemplated by clause (i)(B)(2) above (including, without limitation, giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred and any Lien granted in connection with or in respect of the transaction), no Default or Event of Default shall have occurred or be continuing;

(iv) the Company or the Surviving Entity shall have delivered to the Purchaser an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture or other documents or instruments are required in connection with such transaction, such supplemental indenture, documents or instruments, as applicable, have been duly authorized, executed and delivered are legal, valid and binding agreements enforceable against the Surviving Entity, comply with the applicable provisions of this Agreement and that all conditions precedent in this Agreement relating to such transaction have been satisfied;

(v) to the extent any assets of the Person which is consolidated with or merged with or into the Surviving Entity are assets of the type which would constitute Collateral under the Security Documents, the Surviving Entity shall take such action as may be reasonably necessary to cause such property and assets to be made subject to the Lien of the Security Documents in the manner and to the extent required in this Agreement or any of the Security Documents and shall take all reasonably necessary action so that such Lien is perfected to the extent required by this Agreement and the Security Documents; and

(vi) the Collateral owned by or transferred to the Surviving Entity shall: (A) continue to constitute Collateral under this Agreement and the Security Documents, (B) be subject to the Lien in favor of the Notes Collateral Agent for the benefit of the Purchaser, the Trustee and the Securities Holders and (C) not be subject to any Lien other than Permitted Collateral Liens or Permitted Liens, as the case may be, and other Liens permitted under Section 4.10.

For purposes of this Section 5.01, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of the Company, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

Notwithstanding the foregoing clauses (i), (ii), (iii), (iv) and (v), the Company may merge with an Affiliate that is a Person that has no material assets or liabilities and which was organized solely for the purpose of reorganizing the Company in another jurisdiction in the United States, any State thereof or the District of Columbia so long as the amount of Indebtedness of the Company is not increased thereby.

Upon any consolidation, combination or merger or any transfer of all or substantially all of the assets of the Company in accordance with this Section 5.01 in which the Company is not the surviving or continuing corporation, the Surviving Entity shall succeed to, and be substituted for, and may exercise every right and power of, the Company under this Agreement, the Security Documents and the Notes with the same effect as if such Surviving Entity had been named as such.

(b) Each Guarantor (other than any Guarantor whose Guarantee is to be released in accordance with the terms of the Guarantee and this Agreement in connection with any transaction complying with Section 4.06) shall not, and the Company shall not cause or permit any Guarantor to, consolidate with or merge with or into any Person other than the Company or any other Guarantor, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of such Guarantor’s assets whether as an entirety or substantially as an entirety to any Person other than the Company or any other Guarantor unless:

(i) the entity formed by or surviving any such consolidation or merger (if other than the Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia;

(ii) such entity assumes by joinder or other documents or instruments (in each case, in form and substance reasonably satisfactory to the Purchaser) all of the obligations of the Guarantor on the Guarantee and the applicable Security Documents and Intercreditor Agreement;

(iii) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

(iv) to the extent any assets of the Person which is consolidated with or merged with or into such entity are assets of the type which would constitute Collateral under the Security Documents, such entity shall take such action as may be reasonably necessary to cause such property and assets to be made subject to the Lien of the Security Documents in the manner and to the extent required in this Agreement or any of the Security Documents and shall take all reasonably necessary action so that such Lien is perfected to the extent required by this Agreement and the Security Documents; and

(v) the Collateral owned by or transferred to such entity shall (A) continue to constitute Collateral under this Agreement and the Security Documents, (B) be subject to the Lien favor of the Notes Collateral Agent for the benefit of the Purchaser, the Trustee and the Securities Holders and (C) not be subject to any Lien other than Permitted Liens and other Liens permitted under Section 4.10.

Subject to certain limitations described in this Agreement, such entity will succeed to, and be substituted for, such Guarantor under this Agreement, the Security Documents, the Intercreditor Agreement and such Guarantor’s Guarantee.

Notwithstanding the foregoing clauses (i), (ii), (iii), (iv) and (v), any Guarantor may merge with an Affiliate that is a Person that has no material assets or liabilities and which was organized solely for the purpose of reorganizing the Guarantor in another jurisdiction in the United States, any State thereof or the District of Columbia so long as the amount of Indebtedness of the Company and its Restricted Subsidiaries is not increased thereby

ARTICLE 6

DEFAULTS AND REMEDIES

Section 6.01 Events of Default. Each of the following events is an “Event of Default”:

(a) the failure to pay interest on the Notes when the same becomes due and payable and the default continues for a period of 30 days;

(b) the failure to pay the principal on the Notes, when such principal becomes due and payable, at maturity, upon redemption, upon declaration of acceleration or otherwise (including the failure to make a payment to purchase Notes elected to be purchased pursuant to a Change of Control Offer, a Net Proceeds Offer or a Net ABL Proceeds Offer);

(c) the failure by the Company to comply with its obligations under Section 4.18 or 5.01;

(d) the failure by the Company to comply for 30 days after written notice with any of its obligations under Section 4.02, 4.03, 4.04, 4.05, 4.06 (other than a failure to purchase Notes), 4.07, 4.08, 4.09 (other than a failure to purchase Notes), 4.10, 4.11, 4.12, 4.13, 4.15 or 4.16 or any covenants contained in the Security Documents;

(e) the failure by the Company or any Guarantor to comply for 60 days after written notice with its other covenants or agreements contained in this Agreement, the Security Documents or the Intercreditor Agreement (other than a default referred to in clauses (a) through (d) above);

(f) the failure to pay at final maturity (giving effect to any applicable grace periods and any extensions thereof) the stated principal amount of any Indebtedness of the Company, any

Guarantor or any Significant Subsidiary of the Company, or the acceleration of the final stated maturity of any such Indebtedness (which acceleration is not rescinded, annulled or otherwise cured within 20 days of receipt by the Company, any Guarantor or any Significant Subsidiary of the Company of written notice of any such acceleration) if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final stated maturity or which has been accelerated (in each case with respect to which the 20-day period described above has elapsed), aggregates $25,000,000 or more at any time;

(g) one or more judgments or decrees for the payment of money in an aggregate amount in excess of $25,000,000 (net of any amounts that are covered by insurance issued by a reputable and creditworthy insurance company) shall have been rendered against the Company, any Guarantor or any Significant Subsidiary of the Company and such judgments or decrees remain undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and non-appealable;

(h) the Company, any Guarantor or any Significant Subsidiary of the Company pursuant to or within the meaning of any Bankruptcy Law:

(i) commences a voluntary case;

(ii) consents to the entry of an order for relief against it in an involuntary case;

(iii) consents to the appointment of a Custodian of it or for any substantial part of its property; or

(iv) makes a general assignment for the benefit of its creditors;

or takes any comparable action under any foreign laws relating to insolvency;

(i) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i) is for relief against the Company, any Guarantor or any Significant Subsidiary of the Company in an involuntary case;

(ii) appoints a Custodian of the Company, any Guarantor or any Significant Subsidiary of the Company or for any substantial part of its property; or

(iii) orders the winding up or liquidation of the Company, the Guarantor or any Significant Subsidiary of the Company;

or any similar relief is granted under any foreign laws and the order or decree remains unstayed and in effect for 60 days;

(j) any Guarantee ceases to be in full force and effect (other than in accordance with the terms of such Guarantee), is declared to be null and void and unenforceable by any final and non-appealable judgment or decree, or any Guarantor denies or disaffirms its liability under its Guarantee; or

(k) (i) with respect to any Collateral, individually or in the aggregate, having a fair market value in excess of $25,000,000, any of the Security Documents ceases to be in full force and effect, (ii) any of the Security Documents ceases to give the Purchaser, or the Notes Collateral Agent for the benefit of the Purchaser and the other relevant Secured Parties, as the case may be, the Liens purported to be created thereby with the priority contemplated thereby, or (iii) any of the Security Documents is declared null and void or the Company or any Guarantor denies in writing that it has any further liability under any Security Document or gives written notice to such effect (in each case (A) other than in accordance with the terms of this Agreement, the Intercreditor Agreement and the Security Documents or (B) unless waived by the requisite lenders under the Credit Agreement if, after that waiver, the Company is in compliance with Section 4.16 and Article 10), except to the extent that any loss of perfection or priority results from the failure of the Notes Collateral Agent or the Bank Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Security Documents, or otherwise results from the gross negligence, bad faith or willful misconduct of the Purchaser, the Trustee, the Notes Collateral Agent or the Bank Collateral Agent.

The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

The term “Bankruptcy Law” means Title 11, United States Code, or any similar Federal or state law for the relief of debtors. The term “Custodian” means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.

A Default under clauses (d) or (e) is not an Event of Default until the Purchaser notifies the Company of the Default and the Company does not cure such Default within the time specified after receipt of such notice. Such notice must specify the Default, demand that it be remedied and state that such notice is a “Notice of Default”.

The Company shall deliver an Officers’ Certificate to the Purchaser promptly upon any such Officers obtaining knowledge of any Default or Event of Default (provided that such Officers shall provide such certification at least annually whether or not such Officers have obtained knowledge of any Default or Event of Default) that has occurred and, if applicable, describe such Default or Event of Default and the status thereof.

Section 6.02 Acceleration. If an Event of Default (other than an Event of Default specified in Section 6.01(h) or (i) with respect to the Company) shall occur and be continuing, the Purchaser may declare the principal of and accrued interest on all the Notes to be due and payable by notice in writing to the Company specifying the respective Event of Default and that it is a “Notice of Acceleration” and the same shall become immediately due and payable. If an Event of Default specified in Section 6.01(h) or (i) with respect to the Company occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest on all of the outstanding Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Purchaser. At any time after a declaration of acceleration with respect to the Notes as described above, the Purchaser may rescind and cancel such declaration and its consequences:

(a) if the rescission would not conflict with any judgment or decree;

(b) if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of such acceleration;

(c) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

(d) if the Company has paid the Purchaser its reasonable compensation and reimbursed the Purchaser for its expenses, disbursements and advances; and

(e) in the event of the cure or waiver of an Event of Default of the type described in Section 6.01(f), the Purchaser shall have received an Officers’ Certificate that such Event of Default has been cured or waived.

No such rescission shall affect any subsequent Default or impair any right consequent thereto.

Section 6.03 Other Remedies. If an Event of Default occurs and is continuing, the Purchaser may pursue any available remedy to collect the payment of principal of or interest on the Notes or to enforce the performance of any provision of the Notes or this Agreement.

The Purchaser may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Purchaser in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. All available remedies are cumulative. The assertion or employment of any right or remedy hereunder shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

If the Purchaser has instituted any proceeding to enforce any right or remedy under this Agreement and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Purchaser, then and in every such case, subject to any determination in such proceedings, the Company, and the Purchaser shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Purchaser shall continue as though no such proceeding had been instituted.

Section 6.04 Waiver of Past Defaults. The Purchaser may waive any existing Default or Event of Default under this Agreement, and its consequences. When a Default is waived, it is deemed cured, but no such waiver shall extend to any subsequent or other Default or impair any consequent right.

Section 6.05 Priorities. Subject to the terms of the Security Documents and the Intercreditor Agreement with respect to any proceeds of Collateral, if the Purchaser collects any money or property pursuant to this Article 6, it shall pay out the money or property, together with other amounts held by the Purchaser under this Agreement, in the following order:

FIRST: to the Purchaser for amounts due under Article 7;

SECOND: to the Purchaser for amounts due and unpaid on the Notes for principal and interest; and

THIRD: to the Company, or to the extent the Purchaser collects any amount for any Guarantor, to such Guarantor.

Section 6.06 Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Agreement or in any suit against the Purchaser for any action taken or omitted by it as Purchaser, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section does not apply to a suit by the Purchaser.

Section 6.07 Waiver of Stay or Extension Laws. The Company (to the extent it may lawfully do so) shall not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law wherever enacted, now or at any time hereafter in force, which may affect the covenants or the performance of this Agreement; and the Company (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and shall not hinder, delay or impede the execution of any power herein granted to the Purchaser, but shall suffer and permit the execution of every such power as though no such law had been enacted.

ARTICLE 7

REIMBURSEMENT AND INDEMNITY

The Company shall reimburse the Purchaser upon request for all reasonable disbursements, advances, and out-of-pocket expenses incurred or made by it, including costs of collection, in addition to the compensation for its services. Such expenses shall include the reasonable compensation and expenses, disbursements and advances of the Purchaser’s agents, counsel, accountants and experts. The Company shall indemnify the Purchaser and hold the Purchaser harmless against any and all loss, liability or expense (including attorneys’ fees) incurred by it in connection with this Agreement, the other Notes Documents and the transactions contemplated hereby and thereby. The Purchaser shall notify the Company promptly of any claim for which it may seek indemnity. Failure by the Purchaser to so notify the Company shall not relieve the Company of its obligations hereunder. The Company shall defend the claim and the Purchaser may have separate counsel and the Company shall pay the fees and expenses of such counsel. The Company need not reimburse any expense or indemnify against any loss, liability or expense incurred by the Purchaser through the Purchaser’s own willful misconduct, gross negligence or bad faith.

The Company’s payment obligations pursuant to this Section shall survive the redemption and payment in full of the Notes and all other Notes Obligations and the termination of this Agreement and the other Notes Documents.

If the Purchaser incurs expenses after the occurrence of a Default specified in Section 6.01(h) or (i) with respect to the Company, the expenses are intended to constitute expenses of administration under the Bankruptcy Law.

ARTICLE 8

AMENDMENTS

Section 8.01 Amendments, Etc. Except as otherwise set forth in this Agreement (including Section 8.02 below), no amendment or waiver of any provision of this Agreement or any other Notes Document, and no consent to any departure by the Company or any Guarantor therefrom, shall be effective unless in writing signed by the Purchaser and the Company or the applicable Guarantor, as the case may be, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

Section 8.02 Amendments of Security Documents Without Purchaser’s Consent. From time to time, the Company, the Guarantors and the Notes Collateral Agent may amend the Security Documents without the consent of the Purchaser for the following purposes:

(a) to cure ambiguities, omissions, defects or inconsistencies so long as the Purchaser shall have received at least ten business days’ prior written notice thereof and the Company, the Guarantors and the Notes Collateral Agent shall not have received, within ten business days of the date of such notice to the Purchaser, a written notice from the Purchaser stating that the Purchaser objects to such amendment;

(b) to provide for the assumption by a successor Person of the obligations of the Company or any Guarantor thereunder;

(c) to add to the covenants of the Company or any Guarantor thereunder for the ratable benefit of the Purchaser and the Securities Holders or to effect the surrender any right or power conferred upon the Company or any Guarantor thereunder;

(d) to make any change that does not adversely affect the rights of the Purchaser;

(e) to release Collateral from any Lien granted or any Guarantor from its Guarantee provided, in each case pursuant to this Agreement, the Security Documents and the Intercreditor Agreement, when permitted or required by this Agreement, the Security Documents or the Intercreditor Agreement.

After an amendment under this Section becomes effective, the Company shall mail to the Purchaser a notice briefly describing such amendment. Except as provided in clause (a) above, the failure to give such notice to the Purchaser, or any defect in such notice, shall not impair or affect the validity of such amendment.

ARTICLE 9

GUARANTEES

Section 9.01 Guarantees. Each Guarantor hereby unconditionally and irrevocably guarantees, jointly and severally, to the Purchaser and its successors and assigns (a) the full and punctual payment of principal of and interest on the Notes when due, whether at maturity, by acceleration, by redemption or otherwise, and all other monetary obligations of the Company under this Agreement and the Notes and (b) the full and punctual performance within applicable grace periods of all other obligations of the Company under this Agreement, the Security Documents, the Intercreditor Agreement and the Notes (all the foregoing being hereinafter collectively called the “Guaranteed Obligations”). Each Guarantor further agrees that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice or further assent from such Guarantor and that such Guarantor shall remain bound under this Article 9 notwithstanding any extension or renewal of any Guaranteed Obligation.

Each Guarantor waives presentation to, demand of, payment from and protest to the Company of any of the Guaranteed Obligations and also waives notice of protest for nonpayment. Each Guarantor waives notice of any default under the Notes or the Guaranteed Obligations. The obligations of each Guarantor hereunder shall not be affected by (1) the failure of the Purchaser to assert any claim or demand or to enforce any right or remedy against the Company or any other Person (including any Guarantor) under this Agreement, the Notes, the Security Documents, the Intercreditor Agreement or any other agreement or otherwise; (2) any extension or renewal of any thereof; (3) any rescission, waiver, amendment or modification of any of the terms or provisions of this Agreement, the Notes, the Security Documents, the Intercreditor Agreement or any other agreement; (4) the release of any security held by the Purchaser or the Note Collateral Agent for the Guaranteed Obligations or any of them; (5) the failure the Purchaser to exercise any right or remedy against any other guarantor of the Guaranteed Obligations; or (6) except as set forth in Section 9.06, any change in the ownership of such Guarantor.

Each Guarantor further agrees that its Guarantee herein constitutes a guarantee of payment, performance and compliance when due (and not a guarantee of collection) and waives any right to require that any resort be had by the Purchaser or the Note Collateral Agent to any security held for payment of the Guaranteed Obligations.

Except as expressly set forth in Sections 9.02 and 9.06, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Guarantor herein shall not be discharged or impaired or otherwise affected by the failure of the Purchaser to assert any claim or demand or to enforce any remedy under this Agreement, the Notes, the Security Documents, the Intercreditor Agreement or any other agreement, by any waiver or modification of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of such Guarantor or would otherwise operate as a discharge of such Guarantor as a matter of law or equity.

Each Guarantor further agrees that its Guarantee herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of or interest on any Guaranteed Obligation is rescinded or must otherwise be restored by any Holder or the Purchaser upon the bankruptcy or reorganization of the Company or otherwise.

In furtherance of the foregoing and not in limitation of any other right which the Purchaser has at law or in equity against any Guarantor by virtue hereof, upon the failure of the Company to pay the principal of or interest on any Guaranteed Obligation when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, or to perform or comply with any other Guaranteed Obligation, each Guarantor hereby promises to and shall, upon receipt of written demand by the Purchaser, forthwith pay, or cause to be paid, in cash, to the Purchaser an amount equal to the sum of (A) the unpaid amount of such Guaranteed Obligations, (B) accrued and unpaid interest on such Guaranteed Obligations (but only to the extent not prohibited by law) and (C) all other monetary Guaranteed Obligations of the Company to the Purchaser.

Each Guarantor agrees that, as between it, on the one hand, and the Purchaser, on the other hand, (i) the maturity of the Guaranteed Obligations hereby may be accelerated as provided in Article 6 for the purposes of such Guarantor’s Guarantee herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Guaranteed Obligations guaranteed hereby, and (ii) in the event of any declaration of acceleration of such Guaranteed Obligations as provided in Article 6, such Guaranteed Obligations (whether or not due and payable) shall forthwith become due and payable by such Guarantor for the purposes of this Section.

Each Guarantor also agrees to pay any and all costs and expenses (including reasonable attorneys’ fees) incurred by the Purchaser in enforcing any rights under this Section.

Section 9.02 Limitation on Liability. Any term or provision of this Agreement to the contrary notwithstanding, the maximum aggregate amount of the Guaranteed Obligations guaranteed hereunder by any Guarantor shall not exceed the maximum amount that can be hereby guaranteed without rendering this Agreement, as it relates to such Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

Section 9.03 Successors and Assigns. This Article 9 shall be binding upon each Guarantor and its successors and assigns and shall enure to the benefit of the successors and assigns of the Purchaser and, in the event of any transfer or assignment of rights the Purchaser, the rights and privileges conferred upon that party in this Agreement and in the Notes shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions of this Agreement.

Section 9.04 No Waiver. Neither a failure nor a delay on the part of either the Purchaser or the Securities Holders in exercising any right, power or privilege under this Article 9 shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege. The rights, remedies and benefits of the Purchaser herein expressly specified are cumulative and not exclusive of any other rights, remedies or benefits which either may have under this Article 9 at law, in equity, by statute or otherwise.

Section 9.05 Modification. No modification, amendment or waiver of any provision of this Article 9, nor the consent to any departure by any Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Purchaser, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on any Guarantor in any case shall entitle such Guarantor to any other or further notice or demand in the same, similar or other circumstances.

Section 9.06 Release of Guarantor. A Guarantor shall be released from its obligations under this Article 9 (other than any obligation that may have arisen under Section 9.07):

(a) in the event all of the Capital Stock of a Guarantor is sold or spun-off by the Company; provided that such sale or spin-off complies with Section 4.06 and in connection therewith the Company delivers to the Purchaser an Officers’ Certificate stating that all conditions provided for in this Agreement relating to such transaction have been complied with;

(b) upon the designation by the Company of such Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in accordance with the provisions of this Agreement; or

(c) upon the release or discharge of any Guarantee or Indebtedness that resulted in the creation after the Closing Date of the Guarantee pursuant to Section 4.12.

At the request of the Company, the Purchaser shall execute and deliver an appropriate instrument evidencing such release.

Upon the release of a Guarantor from its Guarantee, such Guarantor will also be automatically and unconditionally released from its obligations under the Security Documents.

Section 9.07 Contribution. Each Guarantor that makes a payment under its Guarantee shall be entitled upon payment in full of all Guaranteed Obligations under this Agreement to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.

ARTICLE 10

COLLATERAL

Section 10.01 Collateral and Security Documents. The due and punctual payment of the principal of and interest on the Notes and the Guarantees when and as the same shall be due and payable, whether on an interest payment date, at maturity, by acceleration, repurchase, redemption or otherwise, and interest on the overdue principal of and interest on the Notes and the Guarantees and performance of all other Obligations of the Company and the Guarantors to the Purchaser under this Agreement, the

Notes, the Guarantees, the Intercreditor Agreement and the Security Documents, according to the terms hereunder or thereunder, shall be secured as provided in the Security Documents, which define the terms of the Liens that secure the Obligations, subject to the terms of the Intercreditor Agreement. The Purchaser, the Company and the Guarantors hereby acknowledge and agree that the Notes Collateral Agent holds the Collateral in trust for the benefit of the Purchaser and the other Secured Parties pursuant to the terms of the Security Documents and the Intercreditor Agreement. The Company shall deliver to the Notes Collateral Agent copies of all documents required to be filed pursuant to the Security Documents, and shall do or cause to be done all such acts and things as may be reasonably required by the next sentence of this Section 10.01, to assure and confirm to the Notes Collateral Agent the first-priority security interest in the Notes Priority Collateral and the second-priority lien in the ABL Priority Collateral contemplated hereby, by the Security Documents or any part thereof, as from time to time constituted, so as to render the same available for the security and benefit of this Agreement and of the Notes secured pursuant hereto, according to the intent and purposes herein expressed. The Company shall, and shall cause its Subsidiaries to, take any and all actions and make all filings, registrations and recordations (including the filing of Uniform Commercial Code financing statements, continuation statements and amendments thereto) in all such jurisdictions reasonably required to cause the Security Documents to create, perfect and maintain, as security for the Obligations of the Company and the Guarantors to the Purchaser under this Agreement, the Notes, the Guarantees, the Intercreditor Agreement and the Security Documents, a valid and enforceable perfected Lien and security interest in and on all of the Collateral (subject to the terms of the Intercreditor Agreement and the Security Documents), in favor of the Notes Collateral Agent for the benefit of the Purchaser and the other Secured Parties subject to no Liens other than Liens permitted pursuant to this Agreement.

Section 10.02 Non-Impairment of Liens. Any release of Collateral permitted by Section 10.03 shall be deemed not to impair the Liens under this Agreement and the Security Documents in contravention thereof.

Section 10.03 Release of Collateral. (a) Subject to Section 10.03(b), Collateral may be released from the Lien and security interest created by the Security Documents at any time or from time to time in accordance with the provisions of the Security Documents, the Intercreditor Agreement and this Agreement. Notwithstanding anything to the contrary in any Security Document, the Liens on Collateral securing the Notes shall be immediately released with respect to the relevant Collateral under any one or more of the following circumstances:

(i) to enable the disposition of such property or assets, including Capital Stock (other than to the Company or a Guarantor) to the extent not prohibited by Section 4.06;

(ii) in the case of a Guarantor that is released from its Guarantee, the release of the property and assets of such Guarantor;

(iii) with respect to Collateral that is Capital Stock, upon the dissolution or liquidation of the issuer of that Capital Stock that is not prohibited by this Agreement or upon the release of a Guarantor that has pledged such Capital Stock;

(iv) pursuant to an amendment, supplement or waiver in accordance with Article 8; or

(v) upon the payment in full of the principal of, and together with accrued and unpaid interest on, the Notes and all other obligations under this Agreement, the Guarantees and the Security Documents that are then due and payable (other than contingent indemnification obligations that, pursuant to the terms of this Agreement and the Security Documents, survive the termination thereof).

(b) The second-priority Lien on the ABL Priority Collateral securing the Notes and the Guarantees will terminate and be released automatically if the first-priority Liens on the ABL Priority Collateral are released by the Bank Collateral Agent (unless, at the time of such release of such first-priority Liens, an Event of Default shall have occurred and be continuing), other than (i) in connection with a Discharge of ABL Obligations under the Credit Agreement or (ii) to the extent prohibited under this Agreement. Notwithstanding the existence of an Event of Default, the second-priority Liens on the ABL Priority Collateral securing the Notes and the Guarantees shall also terminate and be released automatically to the extent the first-priority Liens on the ABL Priority Collateral are released by the Bank Collateral Agent in connection with a sale, transfer or disposition of ABL Priority Collateral that occurs in connection with the foreclosure of, or other exercise of remedies with respect to, ABL Priority Collateral by the Bank Collateral Agent (except with respect to any proceeds of such sale, transfer or disposition that remain after satisfaction in full of the Lenders Debt).

Section 10.04 Suits to Protect the Collateral. (a) Subject to the provisions of the Security Documents and the Intercreditor Agreement, the Purchaser may or may direct the Notes Collateral Agent to take all actions it determines in order to:

(i) enforce any of the terms of the Security Documents; and

(ii) collect and receive any and all amounts payable in respect of the Notes Obligations.

(b) Subject to the provisions of the Security Documents and the Intercreditor Agreement, the Purchaser and the Notes Collateral Agent shall have power to institute and to maintain such suits and proceedings as the Purchaser may determine to prevent any impairment of the Collateral by any acts which may be unlawful or in violation of any of the Security Documents or this Agreement, and such suits and proceedings as the Purchaser may determine to preserve or protect its interests in the Collateral. Nothing in this Section 10.04 shall be considered to impose any such duty or obligation to act on the part of the Purchaser.

Section 10.05 Purchaser Protected. In no event shall any purchaser in good faith of any property purported to be released hereunder be bound to ascertain the authority of the Notes Collateral Agent or the Purchaser to execute the release or to inquire as to the satisfaction of any conditions required by the provisions hereof for the exercise of such authority or to see to the application of any consideration given by such purchaser or other transferee; nor shall any purchaser or other transferee of any property or rights permitted by this Article 10 to be sold be under any obligation to ascertain or inquire into the authority of the Company or the applicable Guarantor to make any such sale or other transfer.

Section 10.06 Powers Exercisable by Receiver or Trustee. In case the Collateral shall be in the possession of a receiver or trustee, lawfully appointed, the powers conferred in this Article 10 upon the Company or a Guarantor with respect to the release, sale or other disposition of such property may be exercised by such receiver or trustee, and an instrument signed by such receiver or trustee shall be deemed the equivalent of any similar instrument of the Company or a Guarantor or of any Officer or Officers thereof required by the provisions of this Article 10.

Section 10.07 Release Upon Termination of the Company’s Obligations. In the event that the Company delivers to the Purchaser an Officers’ Certificate certifying that payment in full of the principal of, together with accrued and unpaid interest on, the Notes and all other Notes Obligations under this

Agreement, the Notes, the Guarantees and the Security Documents that are due and payable at or prior to the time such principal, together with accrued and unpaid interest, are paid (other than contingent indemnification obligations that, pursuant to the terms of this Agreement and the Security Documents, survive the termination thereof) the Purchaser shall deliver to the Company and the Notes Collateral Agent a notice stating that the Purchaser disclaims and gives up any and all rights it has in or to the Collateral and any rights it has under the Security Documents, and upon receipt by the Notes Collateral Agent of such notice the Notes Collateral Agent shall be deemed not to hold a Lien in the Collateral on behalf of the Purchaser and shall do or cause to be done all acts reasonably necessary to release such Lien as soon as is reasonably practicable.

Section 10.08 Designations. Except as provided in the next sentence, for purposes of the provisions hereof and the Intercreditor Agreement requiring the Company to designate Indebtedness for the purposes of the term “Lenders Debt” or any other such designations hereunder or under the Intercreditor Agreement, any such designation shall be sufficient if the relevant designation is set forth in writing, signed on behalf of the Company by an Officer and delivered to the Purchaser, the Notes Collateral Agent and the Bank Collateral Agent. For all purposes hereof and the Intercreditor Agreement, the Company hereby designates the Obligations pursuant to the Credit Agreement as “Lenders Debt”.

Section 10.09 Limitation on Stock Collateral. (a) The Capital Stock and other securities of a Subsidiary of the Company that are owned by the Company or any Guarantor will constitute Notes Priority Collateral only to the extent that such Capital Stock and other securities can secure the Notes without Rule 3-16 of Regulation S-X under the Securities Act (or any other U.S. federal law, rule or regulation) requiring separate financial statements of such Subsidiary to be filed with the SEC (or any other U.S. federal governmental agency). In the event that Rule 3-16 of Regulation S-X under the Securities Act requires or is amended, modified or interpreted by the SEC to require (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would require) the filing with the SEC (or any other governmental agency) of separate financial statements of any Subsidiary due to the fact that such Subsidiary’s Capital Stock and other securities secure the Notes, then the Capital Stock and other securities of such Subsidiary shall automatically be deemed not to be part of the Notes Priority Collateral (but only to the extent necessary to not be subject to such requirement). In such event, the Security Documents may be amended or modified, without the consent of the Purchaser, to the extent necessary to release the first-priority security interests in the Capital Stock and other securities that are so deemed to no longer constitute part of the Notes Priority Collateral.

(b) In the event that Rule 3-16 of Regulation S-X under the Securities Act is amended, modified or interpreted by the SEC to permit (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would permit) such Subsidiary’s Capital Stock and other securities to secure the Notes in excess of the amount then pledged without the filing with the SEC (or any other U.S. federal governmental agency) of separate financial statements of such Subsidiary, then the Capital Stock and other securities of such Subsidiary shall automatically be deemed to be a part of the Notes Priority Collateral (but only to the extent necessary to not be subject to any such financial statement requirement). In such event, the Security Documents may be amended or modified, without the consent of the Purchaser to the extent necessary to subject to the Liens under the Security Documents such additional Capital Stock and other securities.

ARTICLE 11

MISCELLANEOUS

Section 11.01 Notices. Any notice or communication shall be in writing and delivered in person or mailed by first-class mail addressed as follows:

if to the Company or any Guarantor:

LSB Industries, Inc.

16 South Pennsylvania Avenue

Oklahoma City, Oklahoma 73107

Attention: Mark T. Behrman

if to the Purchaser:

LSB FUNDING LLC

350 Park Avenue, 14th Floor

New York, NY 10022

Attn: Legal Department

with a copy to (which shall not constitute notice):

Winston & Strawn LLP

35 W. Wacker Drive

Chicago, IL 60601

Attention: Gregory J. Bynan

The Company, any Guarantor or the Purchaser by notice to the other may designate additional or different addresses for subsequent notices or communications.

Section 11.02 Legal Holidays. If a payment date is a Legal Holiday, payment shall be made on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period.

Section 11.03 Governing Law. This Agreement, the Notes and the Guarantees shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

Section 11.04 No Recourse Against Others. No director, officer, employee, incorporator or stockholder of the Company or any Guarantor shall have any liability for any obligations of the Company or any Guarantor under the Notes, any Guarantee or this Agreement or for any claim based on, in respect of, or by reason of such obligations or their creation. The Purchaser by accepting the Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Section 11.05 Successors and Assigns. All agreements of the Company and the Guarantors in this Agreement and the Notes shall bind its successors and assigns permitted hereby; provided that neither the Company nor any Guarantor may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Purchaser (and any attempted assignment or transfer by the Company or any Guarantor without such consent shall be null and void); provided further that the Purchaser shall not assign the Notes or any of its rights under this Agreement or any other Notes

Document unless (a) such assignment is made to an institutional “accredited investor” (as defined in Regulation D under the Securities Act), (b) such assignee makes the representations set forth in Section 12.01 in connection with such assignment, (c) such assignment does not require registration under the Securities Act, and (d) if requested, an opinion of counsel reasonably acceptable to the Company is delivered to the Company confirming that no such registration under the Securities Act is required. All agreements of the Purchaser in this Agreement shall bind its successors and assigns.

Section 11.06 Multiple Originals. The parties may sign any number of copies of this Agreement. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Agreement.

Section 11.07 Table of Contents; Headings. The table of contents, cross-reference sheet and headings of the Articles and Sections of this Agreement have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

Section 11.08 Electronic Transactions. The parties hereto agree that the transactions described herein may be conducted and related documents may be stored by electronic means. Copies, telecopies, facsimiles, electronic files and other reproductions of original executed documents shall be deemed to be authentic and valid counterparts of such original documents for all purposes, including the filing of any claim, action or suit in the appropriate court of law.

Section 11.09 Intercreditor Agreement Governs. Reference is made to the Intercreditor Agreement. The Purchaser (a) consents to the subordination of Liens provided for in the Intercreditor Agreement, and (b) agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreement. The foregoing provisions are intended as an inducement to the lenders under the Credit Agreement to extend credit and such lenders are intended third party beneficiaries of such provisions and the provisions of the Intercreditor Agreement.

Section 11.10 Jurisdiction; Consent to Service of Process.

(a) Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, the Notes or any other Notes Document, or for recognition or enforcement of any judgment, and the Company and each Guarantor hereby irrevocably and unconditionally agrees that all claims arising out of or relating to this Agreement, the Notes or any other Notes Document brought by it shall be brought, and shall be heard and determined, exclusively in such New York State or, to the extent permitted by law, in such Federal court. Each party hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Purchaser may otherwise have to bring any action or proceeding relating to this Agreement, the Notes or any other Notes Document against the Company or any Guarantor or any of its properties in the courts of any jurisdiction.

(b) The Company and each Guarantor hereby irrevocably and unconditionally waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement, the Notes or any other Notes Document in any court referred to in paragraph (a) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 11.01. Nothing in this Agreement, the Notes or any other Notes Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 11.11 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTES ANY OTHER NOTES DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

ARTICLE 12

INVESTMENT REPRESENTATIONS; RESTRICTIVE LEGEND

Section 12.01 Investment Representations. The Purchaser individually (but not on behalf of any other subsequent holder of the Notes) represents and warrants that as of the Closing Date:

(a) The Purchaser has been advised that the Notes have not been registered under the Securities Act or any state securities laws and, therefore, cannot be resold unless they are registered under the Securities Act and applicable state securities laws or unless an exemption from such registration requirements is available. The Purchaser is aware that the Company is under no obligation to effect any such registration with respect to the Notes or to file for or comply with any exemption from registration. The Purchaser is receiving the Notes from the Company hereunder for its own account and not with a view to, or for resale in connection with, the distribution thereof in violation of the Securities Act.

(b) The Purchaser has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of such investment, is able to incur a complete loss of such investment and to bear the economic risk of such investment for an indefinite period of time. The Purchaser is an “accredited investor” as that term is defined in Regulation D under the Securities Act.

Section 12.02 Restrictive Legend. Each Note shall bear a legend in substantially the following form:

“THIS NOTE WAS ISSUED IN A PRIVATE PLACEMENT, WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE SOLD, ASSIGNED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT COVERING THE TRANSFER OR AN OPINION OF COUNSEL ACCEPTABLE TO THE ISSUER THAT SUCH REGISTRATION UNDER THE ACT IS NOT REQUIRED.”

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.

ISSUER:

LSB INDUSTRIES, INC.

By:	/s/ Daniel D Greenwell
Name:	Daniel D Greenwell
Title:	Interim CEO

GUARANTORS:

CEPOLK HOLDINGS, INC.

By:	/s/ Daniel D Greenwell
Name:	Daniel D Greenwell
Title:	President

CHEMEX I CORP.

By:	/s/ Daniel D Greenwell
Name:	Daniel D Greenwell
Title:	President

CHEMICAL PROPERTIES L.L.C.

By:	/s/ Daniel D Greenwell
Name:	Daniel D Greenwell
Title:	Executive VP

CHEMICAL TRANSPORT L.L.C.

By:	/s/ Daniel D Greenwell
Name:	Daniel D Greenwell
Title:	Executive VP

CHEROKEE NITROGEN L.L.C.

By:	/s/ Daniel D Greenwell
Name:	Daniel D Greenwell
Title:	President

[SIGNATURE PAGE TO NOTE PURCHASE AGREEMENT]

CHEROKEE NITROGEN HOLDINGS, INC.

By:	/s/ Daniel D Greenwell
Name:	Daniel D Greenwell
Title:	Executive VP

CLIMACOOL CORP.

By:	/s/ Daniel D Greenwell
Name:	Daniel D Greenwell
Title:	Executive VP

THE CLIMATE CONTROL GROUP, INC.

By:	/s/ Daniel D Greenwell
Name:	Daniel D Greenwell
Title:	Executive VP

CLIMATECRAFT, INC.

By:	/s/ Daniel D Greenwell
Name:	Daniel D Greenwell
Title:	Executive VP

CLIMATECRAFT TECHNOLOGIES, INC.

By:	/s/ Daniel D Greenwell
Name:	Daniel D Greenwell
Title:	Executive VP

CLIMATE MASTER, INC.

By:	/s/ Daniel D Greenwell
Name:	Daniel D Greenwell
Title:	Executive VP

CONSOLIDATED INDUSTRIES L.L.C.

By:	/s/ Daniel D Greenwell
Name:	Daniel D Greenwell
Title:	President

[SIGNATURE PAGE TO NOTE PURCHASE AGREEMENT]

EDC AG PRODUCTS COMPANY L.L.C.

By:	/s/ Daniel D Greenwell
Name:	Daniel D Greenwell
Title:	Executive VP

EL DORADO ACID, L.L.C.

By:	/s/ Daniel D Greenwell
Name:	Daniel D Greenwell
Title:	Executive VP

EL DORADO ACID II, L.L.C.

By:	/s/ Daniel D Greenwell
Name:	Daniel D Greenwell
Title:	Executive VP

EL DORADO AMMONIA L.L.C.

By:	/s/ Daniel D Greenwell
Name:	Daniel D Greenwell
Title:	Executive VP

EL DORADO CHEMICAL COMPANY

By:	/s/ Daniel D Greenwell
Name:	Daniel D Greenwell
Title:	President

EL DORADO NITRIC L.L.C.

By:	/s/ Daniel D Greenwell
Name:	Daniel D Greenwell
Title:	Executive VP

EL DORADO NITROGEN, L.P.
By El Dorado Acid, L.L.C., its general partner

By:	/s/ Daniel D Greenwell
Name:	Daniel D Greenwell
Title:	Manager

[SIGNATURE PAGE TO NOTE PURCHASE AGREEMENT]

INTERNATIONAL ENVIRONMENTAL CORPORATION

By:	/s/ Daniel D Greenwell
Name:	Daniel D Greenwell
Title:	Executive VP

KOAX CORP.

By:	/s/ Daniel D Greenwell
Name:	Daniel D Greenwell
Title:	Executive VP

LSB CAPITAL L.L.C.

By:	/s/ Daniel D Greenwell
Name:	Daniel D Greenwell
Title:	Executive VP

LSB CHEMICAL L.L.C.

By:	/s/ Daniel D Greenwell
Name:	Daniel D Greenwell
Title:	Executive VP

LSB-EUROPA LIMITED

By:	/s/ Daniel D Greenwell
Name:	Daniel D Greenwell
Title:	Executive VP

PRYOR CHEMICAL COMPANY

By:	/s/ Daniel D Greenwell
Name:	Daniel D Greenwell
Title:	Executive VP

SUMMIT MACHINE TOOL MANUFACTURING L.L.C.

By:	/s/ Daniel D Greenwell
Name:	Daniel D Greenwell
Title:	Executive VP

[SIGNATURE PAGE TO NOTE PURCHASE AGREEMENT]

THERMACLIME TECHNOLOGIES, INC.

By:	/s/ Daniel D Greenwell
Name:	Daniel D Greenwell
Title:	Executive VP

TRISON CONSTRUCTION, INC.

By:	/s/ Daniel D Greenwell
Name:	Daniel D Greenwell
Title:	Executive VP

XPEDIAIR, INC.

By:	/s/ Daniel D Greenwell
Name:	Daniel D Greenwell
Title:	President

ZENA ENERGY L.L.C.

By:	/s/ Daniel D Greenwell
Name:	Daniel D Greenwell
Title:	Executive VP

[SIGNATURE PAGE TO NOTE PURCHASE AGREEMENT]

PURCHASER:

LSB FUNDING LLC

By:	Anthony D. Minella
Name:	Anthony D. Minella
Title:	Manager

[SIGNATURE PAGE TO NOTE PURCHASE AGREEMENT]

EXHIBIT A

Form of Note

THIS NOTE WAS ISSUED IN A PRIVATE PLACEMENT, WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE SOLD, ASSIGNED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT COVERING THE TRANSFER OR AN OPINION OF COUNSEL ACCEPTABLE TO THE ISSUER THAT SUCH REGISTRATION UNDER THE ACT IS NOT REQUIRED.

THIS NOTE IS BEING ISSUED WITH ORIGINAL ISSUE DISCOUNT FOR UNITED STATES FEDERAL INCOME TAX PURPOSES. FOR INFORMATION REGARDING THE ISSUE PRICE, THE TOTAL AMOUNT OF ORIGINAL ISSUE DISCOUNT, THE ISSUE DATE, AND THE YIELD TO MATURITY OF THE NOTE, PLEASE CONTACT LSB INDUSTRIES, INC. 16 SOUTH PENNSYLVANIA AVENUE OKLAHOMA CITY, OKLAHOMA 73107 ATTENTION: MARK T. BEHRMAN.

[Remainder of Page Intentionally Left Blank.]

[Form of] PROMISSORY NOTE

$	, 20
Note No.

FOR VALUE RECEIVED, the undersigned, LSB Industries, Inc., a Delaware corporation (the “Issuer”), hereby unconditionally promises to pay to LSB Funding LLC, a Delaware limited liability company (the “Purchaser”), in lawful money of the United States of America and in immediately available funds, the principal amount of          DOLLARS ($        ), at such times and at such place as are specified in, and in accordance with the provisions of, the Note Purchase Agreement (as hereinafter defined). This Promissory Note (this “Note”) is referred to in and was executed and delivered pursuant to that certain Note Purchase Agreement dated as of November 9, 2015 (as amended, restated, modified or supplemented from time to time, the “Note Purchase Agreement”) among the Issuer, the Purchaser and the other parties thereto, to which reference is hereby made for a statement of the terms and conditions under which this Note is to be made and repaid. All capitalized terms used herein shall, unless otherwise defined, have the meanings for purposes hereof assigned to such terms in the Note Purchase Agreement.

The Issuer further promises to pay interest on the outstanding unpaid principal amount hereof, as provided in the Note Purchase Agreement, from the date hereof until payment in full hereof at the rate or rates per annum specified in Section 2.02 of the Note Purchase Agreement. Interest shall be payable with respect to the Note, in arrears, on the dates, and upon the occurrence and continuance of the events, specified in Section 2.02 of the Note Purchase Agreement or as otherwise provided therein.

The Obligations under this Note and under the Note Purchase Agreement are guaranteed by the Guarantors pursuant to the terms specified in Article 9 of the Note Purchase Agreement.

The Issuer and each endorser, guarantor and surety of this Note hereby, to the extent permitted by applicable law, waive presentment, demand, notice, protest and all other formalities of any kind. In any action on this Note, to the extent permitted by applicable law, the Purchaser or its permitted assignee need not produce or file the original of this Note, but need only file a photocopy of this Note certified by the Purchaser or such permitted assignee to be a true and correct copy of this Note.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. Whenever possible each provision of this Note shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Note shall be prohibited by or invalid under any applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Note. Whenever in this Note reference is made to the Purchaser or the Issuer, such reference shall be deemed to include, as applicable, a reference to their respective successors and permitted assigns. The provisions of this Note shall be binding upon and shall inure to the benefit of such successors and permitted assigns. The Issuer’s successors and assigns shall include, without limitation, a receiver, trustee or debtor in possession of or for the Issuer.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has duly executed this Note as of the date first written above.

LSB INDUSTRIES, INC.,
a Delaware corporation

By:
Name:
Title:

[SIGNATURE PAGE TO PROMISSORY NOTE]

EXHIBIT B

Form of Commitment Letter

[Separately Attached.]

Schedule 3.04

List of Subsidiaries

Name		Jurisdiction of Organization	Type of Entity
Material Subsidiaries

1.	Cherokee Nitrogen L.L.C.	Oklahoma	Limited Liability Company

2.	Climate Master, Inc.	Delaware	Corporation

3.	Consolidated Industries L.L.C.	Oklahoma	Limited Liability Company

4.	EDC Ag Products Company L.L.C.	Oklahoma	Limited Liability Company

5.	El Dorado Ammonia L.L.C.	Oklahoma	Limited Liability Company

6.	El Dorado Chemical Company	Oklahoma	Corporation

7.	El Dorado Nitrogen, L.P.	Texas	Limited Partnership

8.	LSB Chemical L.L.C.	Oklahoma	Limited Liability Company

9.	Pryor Chemical Company	Oklahoma	Corporation

Other Subsidiaries

10.	CEPOLK Holdings, Inc.	Oklahoma	Corporation

11.	Chemex I Corp.	Oklahoma	Corporation

12.	Chemical Properties L.L.C.	Oklahoma	Limited Liability Company

13.	Chemical Transport L.L.C.	Oklahoma	Limited Liability Company

14.	Cherokee Nitrogen Holdings, Inc.	Oklahoma	Corporation

15.	ClimaCool Corp.	Oklahoma	Corporation

16.	The Climate Control Group, Inc.	Oklahoma	Corporation

Name		Jurisdiction of Organization	Type of Entity
17.	ClimateCraft, Inc.	Oklahoma	Corporation

18.	ClimateCraft Technologies, Inc.	Oklahoma	Corporation

19.	El Dorado Acid, L.L.C.	Oklahoma	Limited Liability Company

20.	El Dorado Acid II, L.L.C.	Oklahoma	Limited Liability Company

21.	El Dorado Nitric L.L.C.	Oklahoma	Limited Liability Company

22.	International Environmental Corporation	Oklahoma	Corporation

23.	Koax Corp.	Oklahoma	Corporation

24.	LSB Capital L.L.C.	Oklahoma	Limited Liability Company

25.	LSB-Europa Limited	Oklahoma	Corporation

26.	Summit Machine Tool Manufacturing L.L.C.	Oklahoma	Limited Liability Company

27.	ThermaClime Technologies, Inc.	Oklahoma	Corporation

28.	TRISON Construction, Inc.	Oklahoma	Corporation

29.	XpediAir, Inc.	Oklahoma	Corporation

30.	Zena Energy L.L.C.	Oklahoma	Limited Liability Company

Schedule 3.07(a)

List of Mortgaged Properties

Street Address	Name of Record Owner	Maximum Secured Amount
1080 Industrial Drive Cherokee, AL 35616	Cherokee Nitrogen Holdings, Inc.	$5,933,000
7300 S.W. 44th Street Oklahoma City, OK 73149	Climate Master, Inc.	$8,000,000
4500 North West Avenue El Dorado, AR 71730	El Dorado Chemical Company	N/A
5000 I-40 West Oklahoma City, OK 73128	International Environmental Corporation	$3,573,864
4463 Hunt Street Pryor, OK 74361	Pryor Chemical Company	$1,435,541
4700 West Point Boulevard Oklahoma City, OK 73139	Climate Master, Inc.	$5,317,554
510 North Indiana Avenue Oklahoma City, OK 73106	Koax Corp.	$717,000
1431 NW 3rd Street Oklahoma City, OK 73106	Consolidated Industries L.L.C.	$1,069,829
15 South Virginia Avenue Oklahoma City, OK 73106	Consolidated Industries L.L.C.	$912,452
5100 I-40 West Oklahoma City, OK 73128	ThermaClime Technologies, Inc.	$3,573,864

Schedule 3.07(d)

List of Control Agreements

Owner	Bank	A/C Number	A/C Type
Wells Fargo Capital Finance, Inc./LSB Industries, Inc.	JP Morgan Chase	623811973	Depository

Schedule 4.13

El Dorado Capital Expenditures

Description	Amount ($ in 000’s)
Engineering/License Fees/Commissioning	$8,875
Equipment – LSB Direct	$23,227
Equipment/Equipment Install	$474
Mechanical/Piping	$58,566
Insulation	$8,644
Painting	$4,277
Electrical/Instrumentation	$13,126
Concrete/Site Work	$8,034
Structural Steel	$1,378
Buildings/Architectural	$13,142
Heat Trace/Steam	$2,667
Instrument Purchase	$1,044
Freight/Taxes/Other Direct Costs	$486
Leidos Engineering/ GC	$7,089
Leidos Profit (4.5%)	$3,528
Other – Misc. (“Contingency”)[1]	$20,549
Total Base Costs	$175,106
Tier 1 Contingency	$23,000
Tier 2 Contingency	$23,000

Total Estimated Costs	$221,106
Capitalized Interest	$20,000
Grand Total	$241,106

[1]	This is an estimated amount for miscellaneous supplies, valves, labor that are expected to be spent but not yet identified via engineering or constructions crews.